Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185640

NORTHSTAR REAL ESTATE INCOME II, INC.
SUPPLEMENT NO. 2 DATED NOVEMBER 12, 2015
TO THE PROSPECTUS DATED OCTOBER 16, 2015
This Supplement No. 2 supplements, and should be read in conjunction with, our prospectus dated October 16, 2015, as supplemented by Supplement No. 1 dated November 10, 2015. Defined terms used herein shall have the meaning given to them in the prospectus, unless the context otherwise requires. The purpose of this Supplement No. 2 is to disclose:

•	the status of our initial public offering;

•	updates to the description of our capital stock;

•	updates to our plan of distribution;

•	updates to our prior performance summary; and

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

Status of Our Initial Public Offering
We commenced our initial public offering of $1.65 billion in shares of common stock on May 6, 2013, of which up to $1.5 billion in Class A and Class T shares are being offered pursuant to our primary offering and up to $150 million in shares are being offered pursuant to our distribution reinvestment plan, or DRP. We refer to our primary offering and our DRP collectively as our offering.
As of November 10, 2015, we received and accepted subscriptions in our offering for 81.2 million shares, or $808.4 million, including 0.4 million shares, or $3.9 million, sold to NorthStar Realty Finance Corp. As of November 10, 2015, 84.6 million shares remained available for sale pursuant to our offering. Our primary offering is expected to terminate on or before May 6, 2016, unless extended by our board of directors as permitted under applicable law and regulations.

Updates to the Description of Our Capital Stock

The following table supersedes the prior disclosure in the first table under the headings “Prospectus Summary—Distributions” and “Description of Capital Stock—Distributions” in our prospectus.
The following table presents distributions declared for the nine months ended September 30, 2015, six months ended June 30, 2015 and for the year ended December 31, 2014 (dollars in thousands):

	Nine Months Ended September 30, 2015		Six Months Ended June 30, 2015		Year Ended December 31, 2014
Distributions (1)
Cash	$15,251		$8,709		$5,545
DRP	13,863		7,815		4,772
Total	$29,114		$16,524		$10,317

Sources of Distributions (1)
Funds from Operations (2)	$1,434	5%	$—	—%	$3,183	31%

Offering Proceeds - Distribution support (3)	817	3%	817	5%	1,071	10%
Offering proceeds	26,863	92%	15,707	95%	6,063	59%
Total	$29,114	100%	$16,524	100%	$10,317	100%

Cash Flow Provided by (Used in) Operations	$5,241		$(1,233)		$2,129
________________________________________________

(1)	Represents distributions declared for such period, even though such distributions are actually paid to stockholders the month following such period.

(2)
For the period from the date of our first investment on September 18, 2013 through September 30, 2015, we declared $39.6 million in distributions, of which 12% was paid from FFO, 83% was paid from offering proceeds and 5% was paid from distribution support proceeds. For the period from the date of our first investment on September 18, 2013 through June 30, 2015, we declared $27.0 million in distributions, of which 2% was paid from FFO, 91% was paid from offering proceeds and 7% was paid from distribution support proceeds. Cumulative FFO for the period from September 18, 2013 through June 30, 2015 and September 30, 2015 was $0.7 million and $4.6 million, respectively.

(3)	Excludes NorthStar Realty’s purchase of 222,223 shares of our common stock for $2.0 million under our distribution support agreement to satisfy the minimum offering requirement.

Updates to Our Plan of Distribution

The following disclosure supersedes the prior disclosure in the first paragraph under the heading “Plan of Distribution—General” in our prospectus.
We are publicly offering a maximum of $1,500,000,000 in shares of our common stock, in any combination of Class A shares and Class T shares, on a “best efforts” basis through our dealer manager. Because this is a “best efforts” offering, our dealer manager must use only its best efforts to sell the shares in our primary offering and has no firm commitment or obligation to purchase any of our shares. Shares of our common stock sold in our primary offering are being offered at $10.1672 per Class A share and $9.6068 per Class T share. Class A shares offered in our primary offering are subject to discounts available for certain categories of purchasers as described below. We are also offering up to $150,000,000 in any combination of Class A shares and Class T shares issuable pursuant to our DRP. Any shares purchased pursuant to our DRP will be sold at $9.79 per Class A share and $9.25 per Class T share. We reserve the right to reallocate shares of our common stock being offered between our primary offering and our DRP. On November 10, 2015, our board of directors approved and established an estimated value per share of our Class A and Class T common stock of $9.05. The estimated value per share is based upon the estimated value of our assets less the estimated value of our liabilities as of September 30, 2015, or the valuation date, divided by the number of shares of our common stock outstanding as of the valuation date. Unless we are required to do so earlier, it is currently anticipated that our next estimated value per share will be based upon our assets and liabilities as of December 31, 2016 and that such value will be included in our 2016 Annual Report on Form 10-K. In connection with the disclosure of a new estimated per share value of our common stock, our board of directors may determine to modify the offering prices of our shares, if we are engaged in an offering at that time, and the purchase price stockholders pay for shares of our common stock may be higher than such estimated per share value. We also may adjust the prices at which shares are reinvested pursuant to our DRP and the price at which shares are redeemed pursuant to our share redemption program. If our board of directors determines that it is in our best interests, we may conduct one or more follow-on public offerings upon termination of our offering. Our charter does not restrict our ability to conduct offerings in the future.

The following disclosure supersedes the prior disclosure in the fourth paragraph under the heading “Plan of Distribution—Compensation of Dealer Manager and Participating Broker-Dealers” in our prospectus.
If an investor purchases shares through one of these channels in our primary offering, we will sell the Class A shares at a 7% discount, or at $9.4555 per share, reflecting that selling commissions will not be paid in connection with such purchases. We will receive substantially the same net proceeds for sales of shares through these channels. Neither our dealer manager nor its affiliates will compensate any person engaged as a financial advisor by a potential investor as an inducement for such financial advisor to advise favorably for an investment in us.
The following disclosure supersedes the prior disclosure under the heading “Plan of Distribution—Special Discounts (Class A shares only)” in our prospectus.
Our dealer manager has agreed to sell up to 5% of the Class A shares offered hereby in our primary offering to persons to be identified by us at a discount from the offering price. We intend to use this “friends and family” program to sell Class A shares to certain investors identified by us, including investors who have a prior business relationship with our sponsor, such as real estate brokers, joint venture partners and their employees, company executives, surveyors, attorneys and similar individuals, and others to the extent consistent with applicable laws and regulations. We will sell such shares at a 10% discount, or at $9.1505 per Class A share, reflecting that selling commissions and dealer manager fees will not be paid in connection with such sales. The net proceeds to us from such sales made net of commissions and dealer manager fees will be substantially the same as the net proceeds we receive from other sales of shares.
Our executive officers and directors, as well as officers and employees of our advisor and our advisor’s affiliates, at their option, also may purchase Class A shares offered hereby in our primary offering at a discount from the offering price, in which case they have advised us that they would expect to hold such shares as stockholders for investment and not for distribution. We will sell such shares at a 10% discount, or at $9.1505 per Class A share, reflecting that selling commissions and dealer manager fees will not be paid in connection with such sales. The net proceeds to us from such sales made net of commissions and dealer manager fees will be substantially the same as the net proceeds we receive from other sales of shares.
We may sell Class A shares to participating broker-dealers, their retirement plans, their representatives and the family members, IRAs and qualified plans of their representatives at a purchase price of $9.4555 per Class A share, reflecting that selling commissions in the amount of approximately $0.71 per Class A share will not be payable. For purposes of this discount, we consider a family member to be a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law. The net proceeds to us from the sales of these shares will be substantially the same as the net proceeds we receive from other sales of shares.
We are offering volume discounts to investors who purchase more than $500,000 of Class A shares through the same participating broker-dealer in our primary offering. The net proceeds to us from a sale eligible for a volume discount will be the same, but the selling commissions we will pay will be reduced. Because our dealer manager reallows all selling commissions, the amount of commissions participating broker-dealers receive for such sales will be reduced.
Assuming an offering price of $10.1672 per Class A share, the following table shows the discounted price per share for volume sales of our primary shares for the Class A shares sold in our primary offering (all amounts are rounded to the nearest whole cent):

Dollar Volume Purchased	Purchase Price per Share to Investor	Percentage Based on $10.1672 per Class A Share	Commission Amount per Class A Share	Dealer Manager Fee per Class A Share	Net Proceeds per Class A Share
$500,000 or less	$10.17	7%	$0.71	$0.31	$9.15
$500,001 – $1,000,000	10.07	6%	0.61	0.31	9.15
$1,000,001 –$2,000,000	9.96	5%	0.51	0.31	9.15
$2,000,001 – $3,000,000	9.86	4%	0.41	0.31	9.15
$3,000,001 – $5,000,000	9.76	3%	0.31	0.31	9.15
Over $5,000,000	9.66	2%	0.21	0.31	9.15
We will apply the reduced selling price and selling commission to the entire purchase made at one time. All commission rates and dealer manager fees are calculated assuming a price per Class A share of $10.1672. For example, a purchase of 250,000 Class A shares in a single transaction would result in a purchase price of $2,465,550 ($9.8622 per share), selling commissions of $101,672 and dealer manager fees of $76,254.

To qualify for a volume discount as a result of multiple purchases of our shares you must use the same participating broker-dealer and you must mark the “Additional Purchase” space on the subscription agreement. We are not responsible for failing to combine purchases if you fail to mark the “Additional Purchase” space. In order to qualify for a particular volume discount as the result of multiple purchases of shares from the same participating broker-dealer, all such purchases must be made by an individual or entity with the same social security number or taxpayer identification number, as applicable; provided, that, purchases by an individual investor and his or her spouse living in the same household may also be combined for purposes of determining the applicable volume discount.
In the event a person wishes to have his or her order combined with others as a “single purchaser,” that person must request such treatment in writing at the time of subscription setting forth the basis for the discount and identifying the orders to be combined. Any request will be subject to our verification that the orders to be combined are made by a single purchaser. If the subscription agreements for the combined orders of a single purchaser are submitted at the same time, then the commissions payable and discounted share price will be allocated pro rata among the combined orders on the basis of the respective amounts being combined. Otherwise, the volume discount provisions will apply only to the order that qualifies the single purchaser for the volume discount and the subsequent orders of that single purchaser.
Only Class A shares purchased in our primary offering are eligible for volume discounts. Shares purchased through our DRP will not be eligible for a volume discount nor will such shares count toward the threshold limits listed above that qualify you for the different discount levels.
Volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels. However, with respect to California residents, no discounts will be allowed to any group of purchasers and no subscriptions may be aggregated as part of a combined order for purposes of determining the dollar amount of shares purchased.
An investor qualifying for a discount will receive a higher percentage return on his or her investment than investors who do not qualify for such discount. Please note that although you are permitted to participate in our DRP, if you qualify for the discounts and fee waivers described above, you may be able to receive a lower price on subsequent purchases in our offering than you would receive if you participate in our DRP and have your distributions reinvested at the price offered thereunder.
Updates to Our Prior Performance Summary

The following disclosure supersedes the prior disclosure in the second to last paragraph under the heading “Prior Performance Summary—NorthStar Realty Prior Real Estate Programs—NorthStar Realty—Commercial Real Estate Debt” in our prospectus.
NorthStar Realty, excluding CDO portfolio acquisitions, has realized a 16% weighted average return on equity on 97 first mortgage positions of $1.8 billion, an 12% weighted average return on equity on 47 subordinate mortgage positions of $758.8 million, a 17% weighted average return on equity on 52 mezzanine positions of $817.2 million and a 34% weighted average return on equity on two preferred equity positions of $28.5 million. These returns may not correspond to actual operating results of NorthStar Realty, or be indicative of future results for individual investments by NorthStar Realty or the overall performance of NorthStar Realty. For certain operating information concerning NorthStar Realty, see Table III, “Operating Results of Prior Programs—NorthStar Realty Finance Corp.”
Quarterly Report for the Quarter Ended September 30, 2015
On November 12, 2015, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, a copy of which is attached to this Supplement as Appendix A (without exhibits).

APPENDIX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2015

Commission File Number: 000-55189

NORTHSTAR REAL ESTATE INCOME II, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	90-0916682
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification No.)
399 Park Avenue, 18th Floor, New York, NY 10022
(Address of Principal Executive Offices, Including Zip Code)

(212) 547-2600
(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒   No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
Yes ☒   No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐   No ☒

Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date:
The Company has 80,974,109 shares of Class A common stock, $0.01 par value per share, and 10,806 shares of Class T common stock, $0.01 par value per share, outstanding as of November 10, 2015.

NORTHSTAR REAL ESTATE INCOME II, INC.
FORM 10-Q

FORWARD-LOOKING STATEMENTS
This Quarterly Report on Form 10-Q contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue,” “future” or other similar words or expressions. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Such statements include, but are not limited to, those relating to our ability to successfully complete our continuous, public offering, our ability to pay distributions to our stockholders, our reliance on our advisor and our sponsor, the operating performance of our investments, our financing needs, the effects of our current strategies and investment activities and our ability to effectively deploy capital. Our ability to predict results or the actual effect of plans or strategies is inherently uncertain, particularly given the economic environment. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements and you should not unduly rely on these statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from those forward-looking statements. These factors include, but are not limited to:

•	adverse economic conditions and the impact on the commercial real estate industry;

•	our ability to successfully complete a continuous, public offering;

•	our ability to deploy capital quickly and successfully and achieve a diversified portfolio consistent with our target asset classes;

•
our dependence on the resources and personnel of our advisor, our sponsor and their affiliates, including our advisor’s ability to source and close on attractive investment opportunities on our behalf;

•	the performance of our advisor, our sponsor and their affiliates;

•	our liquidity and access to capital;

•	our use of leverage;

•	our ability to make distributions to our stockholders;

•	the lack of a public trading market for our shares;

•	the effect of economic conditions on the valuation of our investments;

•	the effect of paying distributions to our stockholders from sources other than cash flow provided by operations;

•	the impact of NorthStar Realty Finance Corp.’s spin-off of its asset management business, which included our advisor;

•	our advisor’s and its affiliates’ ability to attract and retain sufficient personnel to support our growth and operations;

•
the impact of market and other conditions influencing the availability of equity versus debt investments and performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash provided by these investments;

•	changes in our business or investment strategy;

•
the impact of economic conditions on borrowers of the debt we originate and acquire and the mortgage loans underlying the commercial mortgage backed securities in which we invest, as well as on the tenants of the real property that we own;

•	changes in the value of our portfolio;

•	our ability to realize current and expected returns over the life of our investments;

•	any failure in our advisor’s and its affiliates’ due diligence to identify relevant facts during our underwriting process or otherwise;

•	illiquidity of debt investments, equity investments or properties in our portfolio;

•	our ability to finance our assets on terms that are acceptable to us, if at all, including our ability to complete securitization financing transactions;

•	environmental compliance costs and liabilities;

•	risks associated with our joint ventures and unconsolidated entities, including our lack of sole decision making authority and the financial condition of our joint venture partners;

•	increased rates of loss or default and decreased recovery on our investments;

•	the degree and nature of our competition;

•	the effectiveness of our risk and portfolio management systems;

•	failure to maintain effective internal controls and disclosure controls and procedures;

•	regulatory requirements with respect to our business generally, as well as the related cost of compliance;

•
legislative and regulatory changes, including changes to laws governing the taxation of real estate investment trusts, or REITs, and changes to laws affecting non-traded REITs and alternative investments generally;

•	our ability to maintain our qualification as a REIT for federal income tax purposes and limitations imposed on our business by our status as a REIT;

•	the loss of our exemption from registration under the Investment Company Act of 1940, as amended;

•	general volatility in capital markets;

•	the adequacy of our cash reserves and working capital;

•
our ability to raise capital in light of certain regulatory changes, including amended Rules 2340 and 2310 of the Financial Industry Regulatory Authority, Inc. and the Department of Labor’s recent proposal on a fiduciary standard for retirement accounts; and

•
other risks associated with investing in our targeted investments, including changes in our industry, interest rates, the securities markets, the general economy or the capital markets and real estate markets specifically.

The foregoing list of factors is not exhaustive. All forward-looking statements included in this Quarterly Report on Form 10-Q are based on information available to us on the date hereof and we are under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.
Factors that could have a material adverse effect on our operations and future prospects are set forth in our filings with the United States Securities and Exchange Commission, or the SEC, including Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in Part II, Item 1A of this Quarterly Report on Form 10-Q under the heading “Risk Factors.” The risk factors set forth in our filings with the SEC could cause our actual results to differ significantly from those contained in any forward-looking statement contained in this report.

PART I. Financial Information
Item 1. Financial Statements
NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	September 30, 2015 (Unaudited)	December 31, 2014
Assets
Cash	$197,412	$41,640
Restricted cash	45,905	29,915
Real estate debt investments, net	665,663	500,113
Operating real estate, net	442,119	—
Investments in private equity funds, at fair value	60,355	—
Receivables, net	4,354	3,152
Deferred costs and other assets, net	5,952	1,598
Total assets	$1,421,760	$576,418

Liabilities
Credit facilities	$376,468	$277,863
Mortgage notes payable	332,500	—
Due to related party	965	493
Accounts payable and accrued expenses	5,051	292
Escrow deposits payable	32,446	29,915
Distribution payable	4,340	1,713
Other liabilities	16,273	—
Total liabilities	768,043	310,276
Commitments and contingencies
Equity
NorthStar Real Estate Income II, Inc. Stockholders’ Equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding as of September 30, 2015 and December 31, 2014	—	—
Common stock, $0.01 par value, 400,000,000 shares authorized, 77,337,788 and 30,965,208 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	773	310
Additional paid-in capital	687,690	273,151
Retained earnings (accumulated deficit)	(37,126)	(7,321)
Total NorthStar Real Estate Income II, Inc. stockholders’ equity	651,337	266,140
Non-controlling interests	2,380	2
Total equity	653,717	266,142
Total liabilities and equity	$1,421,760	$576,418

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and Shares in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net interest income
Interest income	$9,840	$3,129	$24,907	$5,693
Interest expense	2,780	738	6,703	1,507
Net interest income	7,060	2,391	18,204	4,186

Property and other revenues
Rental and other income	8,428	—	9,371	—
Total property and other revenues	8,428	—	9,371	—

Expenses
Asset management and other fees - related party	5,041	646	12,371	1,229
Mortgage notes interest expense	3,067	—	3,429	—
Transaction costs	459	—	5,565	—
Property operating expenses	2,134	—	2,359	—
General and administrative expenses (refer to Note 7)	2,420	908	5,542	1,685
Depreciation and amortization	1,913	—	2,125	—
Total expenses	15,034	1,554	31,391	2,914
Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	454	837	(3,816)	1,272
Equity in earnings (losses) of unconsolidated ventures	1,840	—	3,532	—
Income tax benefit (expense)	(264)	—	(433)	—
Net income (loss)	2,030	837	(717)	1,272
Net (income) loss attributable to non-controlling interests	26	—	26	—
Net income (loss) attributable to NorthStar Real Estate Income II, Inc. common stockholders	$2,056	$837	$(691)	$1,272
Net income (loss) per share of common stock, basic/diluted	$0.03	$0.05	$(0.01)	$0.11
Weighted average number of shares of common stock outstanding, basic/diluted	71,534	17,819	55,845	11,203
Distributions declared per share of common stock	$0.18	$0.18	$0.53	$0.53

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Dollars in Thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss)	$2,030	$837	$(717)	$1,272
Comprehensive income (loss)	2,030	837	(717)	1,272
Comprehensive (income) loss attributable to non-controlling interests	26	—	26	—
Comprehensive income (loss) attributable to NorthStar Real Estate Income II, Inc.	$2,056	$837	$(691)	$1,272

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
(Dollars and Shares in Thousands)

	Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Company’s Stockholders’ Equity	Non-controlling Interests	Total Equity
	Shares	Amount
Balance as of December 31, 2013	2,832	$28	$24,945	$(187)	$24,786	$2	$24,788
Net proceeds from issuance of common stock	27,707	278	244,194	—	244,472	—	244,472
Issuance and amortization of equity-based compensation	8	—	43	—	43	—	43
Distributions declared	—	—	—	(10,317)	(10,317)	—	(10,317)
Proceeds from distribution reinvestment plan	424	4	4,025	—	4,029	—	4,029
Shares redeemed for cash	(6)	—	(56)	—	(56)	—	(56)
Net income (loss)	—	—	—	3,183	3,183	—	3,183
Balance as of December 31, 2014	30,965	$310	$273,151	$(7,321)	$266,140	$2	$266,142
Net proceeds from issuance of common stock	45,235	452	403,853	—	404,305	—	404,305
Issuance and amortization of equity-based compensation	11	—	62	—	62	—	62
Non-controlling interests - contributions	—	—	—	—	—	2,404	2,404
Distributions declared	—	—	—	(29,114)	(29,114)	—	(29,114)
Proceeds from distribution reinvestment plan	1,323	13	12,556	—	12,569	—	12,569
Shares redeemed for cash	(196)	(2)	(1,932)	—	(1,934)	—	(1,934)
Net income (loss)	—	—	—	(691)	(691)	(26)	(717)
Balance as of September 30, 2015 (unaudited)	77,338	$773	$687,690	$(37,126)	$651,337	$2,380	$653,717

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(717)	$1,272
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in (earnings) losses of PE Investments	(3,532)	—
Amortization of equity-based compensation	62	30
Amortization of deferred financing costs	465	121
Amortization of fees on investments	691	141
Depreciation and amortization	2,125	—
Distributions from PE Investments	3,532	—
Straight line rental income	(271)	—
Deferred income tax expense	156	—
Changes in assets and liabilities:
Restricted cash	(1,114)	—
Receivables, net	(1,030)	(1,208)
Deferred costs and other assets, net	(1,983)	(19)
Due to related party	(407)	1,051
Accounts payable and accrued expenses	4,759	—
Other liabilities	2,505	123
Net cash provided by (used in) operating activities	5,241	1,511
Cash flows from investing activities:
Acquisition of real estate debt investments, net	—	(14,750)
Origination of real estate debt investments, net	(218,706)	(322,916)
Repayment on real estate debt investments	52,830	—
Acquisition of operating real estate	(444,200)	—
Improvements of operating real estate	(35)	—
Investment in PE Investments	(59,450)	—
Distributions from PE Investments	12,707	—
Change in restricted cash	(12,344)	—
Net cash provided by (used in) investing activities	(669,198)	(337,666)
Cash flows from financing activities:
Borrowings from credit facilities	130,057	211,938
Repayment on credit facility	(31,452)	(4,200)
Borrowings from mortgage notes	332,500	—
Net proceeds from issuance of common stock	404,113	159,348
Net proceeds from issuance of common stock, related party	804	556
Shares redeemed for cash	(1,934)	(40)
Distributions paid on common stock	(26,487)	(4,774)
Proceeds from distribution reinvestment plan	12,569	2,164
Payment of deferred financing costs	(2,845)	(404)
Contributions from non-controlling interests	2,404	—
Net cash provided by (used in) financing activities	819,729	364,588
Net increase (decrease) in cash	155,772	28,433
Cash - beginning of period	41,640	7,279
Cash - end of period	$197,412	$35,712
Supplemental disclosure of non-cash investing and financing activities:
Accrued cost of capital	$642	$680
Subscriptions receivable, gross	1,303	1,322
Distribution payable	4,340	1,162
Escrow deposits payable	2,531	3,867
Accrued acquisition fees	365	1,440
Non-cash related to PE Investments (refer to Note 5)	13,612	—

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Business and Organization
NorthStar Real Estate Income II, Inc. (the “Company”) was formed to originate, acquire and asset manage a diversified portfolio of commercial real estate (“CRE”) debt, select equity and securities investments predominantly in the United States. CRE debt investments may include first mortgage loans, subordinate mortgage and mezzanine loans and participations in such loans and preferred equity interests. Real estate equity investments include the Company’s direct ownership in properties, and may be structurally senior to a third-party partner’s equity and indirect interests in real estate through real estate private equity funds (“PE Investments”). CRE securities may primarily consist of commercial mortgage-backed securities (“CMBS”) and may include unsecured real estate investment trust (“REIT”) debt, collateralized debt obligation (“CDO”) notes and other securities. The Company may also invest internationally. In addition, the Company may own investments through a joint venture. The Company was formed in December 2012 as a Maryland corporation and commenced operations in September 2013. The Company elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), commencing with the taxable year ended December 31, 2013. The Company conducts its operations so as to continue to qualify as a REIT for U.S. federal income tax purposes.
The Company is externally managed and has no employees. Prior to June 30, 2014, the Company was managed by an affiliate of NorthStar Realty Finance Corp. (NYSE: NRF) (“NorthStar Realty”). Effective June 30, 2014, NorthStar Realty spun-off its asset management business into a separate publicly traded company, NorthStar Asset Management Group Inc. (NYSE: NSAM) (the “Sponsor”). The Sponsor and its affiliates provide asset management and other services to the Company, NorthStar Realty, other sponsored public non-traded companies and any other companies the Sponsor and its affiliates may manage in the future (collectively, the “NSAM Managed Companies”), both in the United States and internationally. Concurrent with the spin-off, affiliates of the Sponsor entered into a new advisory agreement with the Company and each of the other NSAM Managed Companies. Pursuant to the Company’s advisory agreement, NSAM J-NSII Ltd, an affiliate of the Sponsor (the “Advisor”), agreed to manage the day-to-day operations of the Company on terms substantially similar to those set forth in the Company’s prior advisory agreement with NS Real Estate Income Advisor II, LLC (the “Prior Advisor”). References to the “Prior Advisor” herein refer to the services performed by and fees paid and accrued to the Prior Advisor during the period prior to June 30, 2014. The spin-off of NorthStar Realty’s asset management business had no impact on the Company’s operations.
Substantially all of the Company’s business is conducted through NorthStar Real Estate Income Operating Partnership II, LP (the “Operating Partnership”). The Company is the sole general partner of the Operating Partnership. The limited partners of the Operating Partnership are the Prior Advisor and NorthStar OP Holdings II, LLC (the “Special Unit Holder”), each an affiliate of the Sponsor. The Prior Advisor invested $1,000 in the Operating Partnership in exchange for common units and the Special Unit Holder invested $1,000 in the Operating Partnership and was issued a separate class of limited partnership units (the “Special Units”), which are collectively recorded as non-controlling interests on the consolidated balance sheets as of September 30, 2015 and December 31, 2014. As the Company accepts subscriptions for shares, it contributes substantially all of the net proceeds from its continuous, public offering to the Operating Partnership as a capital contribution. As of September 30, 2015, the Company’s limited partnership interest in the Operating Partnership was 99.97%.
The Company’s charter authorizes the issuance of up to 400,000,000 shares of common stock with a par value of $0.01 per share and up to 50,000,000 shares of preferred stock with a par value of $0.01 per share. The board of directors of the Company is authorized to amend its charter, without the approval of the stockholders, to increase the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue.
On December 18, 2012, as part of its formation, the Company issued 22,223 shares of common stock to NorthStar Realty for $0.2 million. On May 6, 2013, the Company’s registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) was declared effective. The Company is offering a maximum of 165,789,474 shares of common stock, excluding the initial shares, in a continuous, public offering, of which up to 150,000,000 shares are being offered pursuant to its primary offering (the “Primary Offering”) to the public and up to 15,789,474 shares are being offered pursuant to its distribution reinvestment plan (the “DRP”), which are herein collectively referred to as the Offering. The Company reserves the right to reallocate shares of its common stock being offered between the Primary Offering and the DRP. The Company retained NorthStar Securities, LLC (the “Dealer Manager”), formerly a subsidiary of NorthStar Realty that became a subsidiary of the Sponsor upon completion of the spin-off, to serve as the dealer manager for the Primary Offering. The Dealer Manager is responsible for marketing the shares being offered pursuant to the Primary Offering.
On September 18, 2013, the Company commenced operations by satisfying the minimum offering requirement in its Primary Offering as a result of NorthStar Realty purchasing 222,223 shares of common stock for $2.0 million. From inception through

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

November 10, 2015, the Company raised total gross proceeds of $808.6 million. In March 2015, the Company’s board of directors determined to extend the Offering for one year to May 2016.

2.	Summary of Significant Accounting Policies
Basis of Quarterly Presentation
The accompanying unaudited consolidated financial statements and related notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial reporting and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, certain information and note disclosures normally included in the consolidated financial statements prepared under U.S. GAAP have been condensed or omitted. In the opinion of management, all adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows have been included and are of a normal and recurring nature. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. These consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company, the Operating Partnership and their consolidated subsidiaries. The Company consolidates variable interest entities (“VIE”), if any, where the Company is the primary beneficiary and voting interest entities which are generally majority owned or otherwise controlled by the Company. All significant intercompany balances are eliminated in consolidation.
Variable Interest Entities
A VIE is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes both a qualitative and quantitative analysis. The Company bases its qualitative analysis on its review of the design of the entity, its organizational structure including decision-making ability and relevant financial agreements and the quantitative analysis on the forecasted cash flow of the entity.
The Company reassesses its initial evaluation of an entity as a VIE upon the occurrence of certain reconsideration events.
A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s economic performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. The Company determines whether it is the primary beneficiary of a VIE by considering qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for the Company or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of the Company and the other interests. The Company reassesses its determination of whether it is the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the current and future fair value and performance of investments held by these VIEs and general market conditions.
The Company evaluates its investments and financings, including investments in unconsolidated ventures and securitization financing transactions, if any, to determine whether they are a VIE. The Company analyzes new investments and financings, as well as reconsideration events for existing investments and financings, which vary depending on type of investment. As of September 30, 2015, the Company has not identified any VIE’s related to its investments or financings.
Voting Interest Entities
A voting interest entity is an entity in which the total equity investment at risk is sufficient to enable it to finance its activities independently and the equity holders have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the losses of the entity and the right to receive the residual returns of the entity. The usual condition for a controlling financial interest in a voting interest entity is ownership of a majority voting interest. If

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

the Company has a majority voting interest in a voting interest entity, the entity will generally be consolidated. The Company does not consolidate a voting interest entity if there are substantive participating rights by other parties and/or kick-out rights by a single party.
The Company performs on-going reassessments of whether entities previously evaluated under the voting interest framework have become VIEs, based on certain events, and therefore subject to the VIE consolidation framework.
Investments in Private Equity Funds
A non-controlling, unconsolidated ownership interest in an entity may be accounted for using the equity method, at fair value or the cost method.
Under the equity method, the investment is adjusted each period for capital contributions and distributions and its share of the entity’s net income (loss). Capital contributions, distributions and net income (loss) of such entities are recorded in accordance with the terms of the governing documents. An allocation of net income (loss) may differ from the stated ownership percentage interest in such entity as a result of preferred returns and allocation formulas, if any, as described in such governing documents.
The Company may account for an investment in an unconsolidated entity at fair value by electing the fair value option. The Company elected the fair value option for PE Investments. The Company records the change in fair value for its share of the projected future cash flow of such investments from one period to another in equity in earnings (losses) of unconsolidated ventures in the consolidated statements of operations. Any change in fair value attributed to market related assumptions is considered unrealized gain (loss).
The Company may account for an investment that does not qualify for equity method accounting or for which the fair value option was not elected using the cost method if the Company determines the investment in the unconsolidated entity is insignificant. Under the cost method, equity in earnings is recorded as dividends are received to the extent they are not considered a return of capital, which is recorded as a reduction of cost of the investment.
Non-controlling Interests
A non-controlling interest in a consolidated subsidiary is defined as the portion of the equity (net assets) in a subsidiary not attributable, directly or indirectly, to the Company. A non-controlling interest is required to be presented as a separate component of equity on the consolidated balance sheets and presented separately as net income (loss) and comprehensive income (loss) attributable to controlling and non-controlling interests. An allocation to a non-controlling interest may differ from the stated ownership percentage interest in such entity as a result of a preferred return and allocation formula, if any, as described in such governing documents.
Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that could affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates and assumptions.
Reclassifications
Certain prior period amounts have been reclassified in the consolidated financial statements to conform to current period presentation.
Comprehensive Income (Loss)
The Company reports consolidated comprehensive income (loss) in separate statements following the consolidated statements of operations. Comprehensive income (loss) is defined as the change in equity resulting from net income (loss) and other comprehensive income (loss) (“OCI”).
Fair Value Option
The fair value option provides an election that allows a company to irrevocably elect fair value for certain financial assets and liabilities on an instrument-by-instrument basis at initial recognition. The Company will generally not elect the fair value option for its assets and liabilities. However, the Company has elected the fair value option for PE Investments. Any change in fair value for assets and liabilities for which the election is made is recognized in earnings.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Restricted Cash
Restricted cash consists of amounts related to loan origination (escrow deposits) and operating real estate (escrows for taxes, insurance, capital expenditures and payments required under certain lease agreements).
Real Estate Debt Investments
CRE debt investments are generally intended to be held to maturity and, accordingly, are carried at cost, net of unamortized loan fees, premium, discount and unfunded commitments. CRE debt investments that are deemed to be impaired are carried at amortized cost less a loan loss reserve, if deemed appropriate, which approximates fair value. CRE debt investments where the Company does not have the intent to hold the loan for the foreseeable future or until its expected payoff are classified as held for sale and recorded at the lower of cost or estimated value.
Operating Real Estate
Operating real estate is carried at historical cost less accumulated depreciation. Ordinary repairs and maintenance are expensed as incurred. Major replacements and betterments which improve or extend the life of the asset are capitalized and depreciated over their useful life. The Company follows the purchase method for an acquisition of operating real estate, where the purchase price is allocated to tangible assets such as land, building, tenant and land improvements and other identified intangibles. Costs directly related to an acquisition deemed to be a business combination are expensed and included in transaction costs in the consolidated statements of operations.
Real Estate Securities
The Company classifies its CRE securities investments as available for sale on the acquisition date, which are carried at fair value. Unrealized gains (losses) are recorded as a component of accumulated OCI in the consolidated statements of equity. However, the Company may elect the fair value option for certain of its available for sale securities, and as a result, any unrealized gains (losses) on such securities are recorded in unrealized gain (loss) on investments and other in the consolidated statements of operations.
Acquisition Fees and Expenses
The total of all acquisition fees and expenses for an investment, including acquisition fees to the Advisor, cannot exceed, in the aggregate, 6.0% of the contract purchase price of such investment unless such excess is approved by a majority of the directors, including independent directors. For the nine months ended September 30, 2015, total acquisition fees and expenses did not exceed the allowed limit for any investment. An acquisition fee incurred related to an equity investment will generally be expensed as incurred. An acquisition fee paid to the Advisor related to the acquisition of an equity or debt investment in an unconsolidated joint venture is included in investments in unconsolidated ventures on the consolidated balance sheets. An acquisition fee paid to the Advisor related to the origination or acquisition of debt investments is included in debt investments, net on the consolidated balance sheets and is amortized to interest income over the life of the investment using the effective interest method. The Company records as an expense certain acquisition costs and fees associated with transactions deemed to be business combinations in which it consolidates the asset and capitalizes these costs for transactions deemed to be acquisitions of an asset, including an equity investment.
Revenue Recognition
Real Estate Debt Investments
Interest income is recognized on an accrual basis and any related premium, discount, origination costs and fees are amortized over the life of the investment using the effective interest method. The amortization is reflected as an adjustment to interest income in the consolidated statements of operations. The amortization of a premium or accretion of a discount is discontinued if such loan is reclassified to held for sale.
Operating Real Estate
Rental and other income from operating real estate is derived from the leasing of space to various types of tenants. The leases are for fixed terms of varying length and generally provide for annual rentals and expense reimbursements to be paid in monthly installments. Rental income from leases is recognized on a straight-line basis over the term of the respective leases. The excess of rent recognized over the amount contractually due pursuant to the underlying leases is included in receivables on the consolidated balance sheets.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Real Estate Securities
Interest income is recognized using the effective interest method with any premium or discount amortized or accreted through earnings based on expected cash flow through the expected maturity date of the security. Changes to expected cash flow may result in a change to the yield which is then applied retrospectively for high-credit quality securities that cannot be prepaid or otherwise settled in such a way that the holder would not recover substantially all of the investment or prospectively for all other securities to recognize interest income.
Credit Losses and Impairment on Investments
Real Estate Debt Investments
Loans are considered impaired when, based on current information and events, it is probable that the Company will not be able to collect principal and interest amounts due according to the contractual terms. The Company assesses the credit quality of the portfolio and adequacy of loan loss reserves on a quarterly basis or more frequently as necessary. Significant judgment of the Company is required in this analysis. The Company considers the estimated net recoverable value of the loan as well as other factors, including but not limited to the fair value of any collateral, the amount and the status of any senior debt, the quality and financial condition of the borrower and the competitive situation of the area where the underlying collateral is located. Because this determination is based on projections of future economic events, which are inherently subjective, the amount ultimately realized may differ materially from the carrying value as of the balance sheet date. If upon completion of the assessment, the estimated fair value of the underlying collateral is less than the net carrying value of the loan, a loan loss reserve is recorded with a corresponding charge to provision for loan losses. The loan loss reserve for each loan is maintained at a level that is determined to be adequate by management to absorb probable losses.
Income recognition is suspended for a loan at the earlier of the date at which payments become 90-days past due or when, in the opinion of the Company, a full recovery of income and principal becomes doubtful. When the ultimate collectability of the principal of an impaired loan is in doubt, all payments are applied to principal under the cost recovery method. When the ultimate collectability of the principal of an impaired loan is not in doubt, contractual interest is recorded as interest income when received, under the cash basis method until an accrual is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. A loan is written off when it is no longer realizable and/or legally discharged. As of September 30, 2015, the Company did not have any impaired CRE debt investments.
Operating Real Estate
The Company’s real estate portfolio is reviewed on a quarterly basis, or more frequently as necessary, to assess whether there are any indicators that the value of its operating real estate may be impaired or that its carrying value may not be recoverable. A property’s value is considered impaired if the Company’s estimate of the aggregate expected future undiscounted cash flow generated by the property is less than the carrying value. In conducting this review, the Company considers U.S. macroeconomic factors, real estate sector conditions and asset specific and other factors. To the extent an impairment has occurred, the loss is measured as the excess of the carrying value of the property over the estimated fair value and recorded in impairment on operating real estate in the consolidated statements of operations.
An allowance for a doubtful account for a tenant receivable is established based on a periodic review of aged receivables resulting from estimated losses due to the inability of tenants to make required rent and other payments contractually due. Additionally, the Company establishes, on a current basis, an allowance for future tenant credit losses on unbilled rent receivable based on an evaluation of the collectability of such amounts.
Real Estate Securities
CRE securities for which the fair value option is elected are not evaluated for other-than-temporary impairment (“OTTI”) as any change in fair value is recorded in the consolidated statements of operations. Realized losses on such securities are reclassified to realized gain (loss) on investments and other as losses occur.
CRE securities for which the fair value option is not elected are evaluated for OTTI quarterly. Impairment of a security is considered to be other-than-temporary when: (i) the holder has the intent to sell the impaired security; (ii) it is more likely than not the holder will be required to sell the security; or (iii) the holder does not expect to recover the entire amortized cost of the security. When a CRE security has been deemed to be other-than-temporarily impaired due to (i) or (ii), the security is written down to its fair value and an OTTI is recognized in the consolidated statements of operations. In the case of (iii), the security is written down to its fair value and the amount of OTTI is then bifurcated into: (a) the amount related to expected credit losses;

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

and (b) the amount related to fair value adjustments in excess of expected credit losses. The portion of OTTI related to expected credit losses is recognized in the consolidated statements of operations. The remaining OTTI related to the valuation adjustment is recognized as a component of accumulated OCI in the consolidated statements of equity. The portion of OTTI recognized through earnings is accreted back to the amortized cost basis of the security through interest income, while amounts recognized through OCI are amortized over the life of the security with no impact on earnings. CRE securities which are not high-credit quality are considered to have an OTTI if the security has an unrealized loss and there has been an adverse change in expected cash flow. The amount of OTTI is then bifurcated as discussed above.
Organization and Offering Costs
The Advisor, or its affiliates, is entitled to receive reimbursement for costs paid on behalf of the Company in connection with the Offering. The Company is obligated to reimburse the Advisor for organization and offering costs to the extent the aggregate of selling commissions, dealer manager fees and other organization and offering costs do not exceed 15.0% of gross offering proceeds from the Offering. The Advisor does not expect reimbursable organization and offering costs to exceed $15.0 million, or 1.0% of the total proceeds available to be raised from the Primary Offering. The Company records organization and offering costs each period based upon an allocation determined by the expectation of total organization and offering costs to be reimbursed. Organization costs are recorded as an expense in general and administrative expenses in the consolidated statements of operations and offering costs are recorded as a reduction to equity.
Income Taxes
The Company elected to be taxed as a REIT and to comply with the related provisions of the Internal Revenue Code beginning in its taxable year ended December 31, 2013. Accordingly, the Company will generally not be subject to U.S. federal income tax to the extent of its distributions to stockholders as long as certain asset, income and share ownership tests are met. To maintain its qualification as a REIT, the Company must annually distribute at least 90% of its REIT taxable income to its stockholders and meet certain other requirements. The Company may also be subject to certain state, local and franchise taxes. Under certain circumstances, federal income and excise taxes may be due on its undistributed taxable income. If the Company were to fail to meet these requirements, it would be subject to U.S. federal income tax, which could have a material adverse impact on its results of operations and amounts available for distributions to its stockholders. The Company believes that all of the criteria to maintain the Company’s REIT qualification have been met for the applicable periods, but there can be no assurance that these criteria will continue to be met in subsequent periods.
The Company made a joint election to treat a subsidiary as a taxable REIT subsidiary (“TRS”) which may be subject to U.S. federal, state and local income taxes. In general, a TRS of the Company may perform non-customary services for tenants, hold assets that the REIT cannot hold directly and may engage in most real estate or non-real estate-related business.
Current and deferred taxes are recorded on the portion of earnings (losses) recognized by the Company with respect to its interest in taxable REIT subsidiaries. Deferred income tax assets and liabilities are calculated based on temporary differences between the Company’s U.S. GAAP consolidated financial statements and the federal, state and local tax basis of assets and liabilities as of the consolidated balance sheet date. The Company evaluates the realizability of its deferred tax assets (e.g., net operating loss and capital loss carryforwards) and recognizes a valuation allowance if, based on the available evidence, it is more likely than not that some portion or all of its deferred tax assets will not be realized. When evaluating the realizability of its deferred tax assets, the Company considers estimates of expected future taxable income, existing and projected book/tax differences, tax planning strategies available and the general and industry specific economic outlook. This realizability analysis is inherently subjective, as it requires the Company to forecast its business and general economic environment in future periods. Changes in estimate of deferred tax asset realizability, if any, are included in provision for income tax expense included in income tax benefit (expense) in the consolidated statements of operations.
For the three and nine months ended September 30, 2015, the Company recorded income tax expense of $0.3 million and $0.4 million, respectively.
Other
Refer to Note 2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for further disclosure of the Company’s significant accounting policies.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued an accounting update requiring a company to recognize as revenue the amount of consideration it expects to be entitled to in connection with the transfer of promised goods or services to customers.  The accounting standard update will replace most of the existing revenue recognition guidance currently promulgated by U.S. GAAP. In July 2015, the FASB decided to delay the effective date of the new revenue standard by one year.  The effective date of the new revenue standard for the Company will be January 1, 2018. The Company is in the process of evaluating the impact, if any, of the update on its consolidated financial position, results of operations and financial statement disclosures.
In February 2015, the FASB issued updated guidance that changes the rules regarding consolidation. The pronouncement eliminates specialized guidance for limited partnerships and similar legal entities and removes the indefinite deferral for certain investment funds. The new guidance is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015, with early adoption permitted. The Company is currently assessing the impact of the guidance on the Company’s consolidated financial position, results of operations and financial statement disclosures.
In April 2015, the FASB issued an accounting update changing the presentation of financing costs in financial statements. Under the new guidance, an entity would present these costs in the balance sheet as a direct deduction from the related liability rather than as an asset.  Amortization of the costs would continue to be reported as interest expense.  The new guidance is effective for annual periods and interim periods beginning after December 15, 2015, with early adoption permitted. The Company is currently assessing the impact of the guidance on the Company’s consolidated financial position, results of operations and financial statement disclosures.
In September 2015, the FASB issued updated guidance that eliminates the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively. Under the new guidance, an acquirer will recognized a measurement-period adjustment during the period in which it determines the amount of the adjustment. The new guidance is effective for annual periods and interim periods beginning after December 15, 2015, with early adoption permitted. The Company adopted this guidance in the third quarter 2015 and it did not have a material impact on the Company’s consolidated financial position, results of operations and financial statement disclosures.

3.	Real Estate Debt Investments
The following table presents CRE debt investments as of September 30, 2015 (dollars in thousands):

						Weighted Average		Floating Rate as % of Principal Amount
Asset type:	Number	Principal Amount (1)	Carrying Value (2)	Allocation by Investment Type (3)	Fixed Rate	Spread over LIBOR (4)	Total Unleveraged Current Yield
First mortgage loans	14	$669,270	$644,175	96.4%	—	5.29%	5.32%	100.0%
Subordinate interests	1	24,863	21,488	3.6%	14.00%	—	14.16%	—
Total/Weighted average	15	$694,133	$665,663	100.0%	14.00%	5.29%	5.61%	96.4%
__________________________________________________________

(1)	Includes future funding commitments of $26.8 million for first mortgage loans and $3.4 million for subordinate interests.

(2)	Certain CRE debt investments serve as collateral for financing transactions, including carrying value of $607.5 million for Term Loan Facilities (refer to Note 6). The remainder is unleveraged.

(3)	Based on principal amount.

(4)
Includes a fixed minimum LIBOR rate (“LIBOR floor”), as applicable. As of September 30, 2015, the Company had $534.3 million principal amount of floating-rate loans subject to a LIBOR floor with the weighted average LIBOR floor of 0.24%.

For the nine months ended September 30, 2015, adjusted for acquisitions and commitments to purchase through November 10, 2015, the Company’s investment activity included eight loans with an aggregate principal amount of $254.9 million, including a future funding commitment in a first mortgage loan.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The following table presents CRE debt investments as of December 31, 2014 (dollars in thousands):

						Weighted Average		Floating Rate as % of Principal Amount
Asset type:	Number	Principal Amount (1)	Carrying Value (2)	Allocation by Investment Type (3)	Fixed Rate	Spread over LIBOR (4)	Total Unleveraged Current Yield
First mortgage loans	9	$508,200	$479,825	95.3%	—	5.67%	5.71%	100.0%
Subordinate interests	1	24,863	20,288	4.7%	14.00%	—	14.17%	—
Total/Weighted average	10	$533,063	$500,113	100.0%	14.00%	5.67%	6.05%	95.3%
__________________________________________________________

(1)	Includes future funding commitments of $29.8 million for first mortgage loans and $4.6 million for subordinate interests.

(2)	Certain CRE debt investments serve as collateral for financing transactions, including carrying value of $479.8 million for Term Loan Facilities (refer to Note 6). The remainder is unleveraged.

(3)	Based on principal amount.

(4)
Includes a fixed minimum LIBOR floor, as applicable. As of December 31, 2014, the Company had $403.4 million principal amount of floating-rate loans subject to a LIBOR floor with the weighted average LIBOR floor of 0.23%.

The following table presents maturities of CRE debt investments based on principal amount, which includes future funding commitments, as of September 30, 2015 (dollars in thousands):

	Initial Maturity	Maturity Including Extensions (1)
October 1 to December 31, 2015	$—	$—
Years Ending December 31:
2016	209,170	—
2017	310,513	—
2018	156,450	—
2019	18,000	483,183
Thereafter	—	210,950
Total	$694,133	$694,133
____________________________________________________________

(1)	Assumes that all debt with extension options will qualify for extension at such maturity according to the conditions set forth in the governing documents.
As of September 30, 2015, the weighted average maturity, including extensions, of CRE debt investments was 4.1 years.
Credit Quality Monitoring
CRE debt investments are typically loans secured by direct senior priority liens on real estate properties or by interests in entities that directly own real estate properties, which serve as the primary source of cash for the payment of principal and interest. The Company evaluates its debt investments at least quarterly and differentiates the relative credit quality principally based on: (i) whether the borrower is currently paying contractual debt service in accordance with its contractual terms; and (ii) whether the Company believes the borrower will be able to perform under its contractual terms in the future, as well as the Company’s expectations as to the ultimate recovery of principal at maturity. The Company categorizes a debt investment for which it expects to receive full payment of contractual principal and interest payments as “performing.” The Company will categorize a weaker credit quality debt investment that is currently performing, but for which it believes future collection of all or some portion of principal and interest is in doubt, into a category called “performing with a loan loss reserve.” The Company will categorize a weaker credit quality debt investment that is not performing, which the Company defines as a loan in maturity default and/or past due at least 90 days on its contractual debt service payments, as a non-performing loan (“NPL”). The Company’s definition of an NPL may differ from that of other companies that track NPLs.
As of September 30, 2015, all CRE debt investments were performing in accordance with the contractual terms of their governing documents and were categorized as performing loans. For the nine months ended September 30, 2015, three debt investments each contributed more than 10% of interest income.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

4.	Operating Real Estate
The following table presents operating real estate, net as of September 30, 2015 (dollars in thousands):

September 30, 2015
(Unaudited)
Land	$88,840
Buildings and improvements	355,395
Subtotal	444,235
Less: Accumulated depreciation	(2,116)
Operating real estate, net	$442,119
As of December 31, 2014, the Company was not invested in operating real estate.
Real Estate Acquisitions
The following table summarizes the Company’s real estate acquisitions for the nine months ended September 30, 2015 (dollars in thousands):

Acquisition Date	Type	Purchase Price (1)	Properties	State	Financing	Company’s Equity	Ownership Interest	Transaction Costs
June 19, 2015	Industrial	$332,501	22	Various	$250,000	$80,933	100.0%	$4,639
August 20, 2015	Office	131,786	2	Washington	82,500	45,180	95.0%	835
Total		$464,287	24		$332,500	$126,113		$5,474
____________________________________________________________

(1)	Includes all deferred costs, escrows and reserves.
The following table presents unaudited consolidated pro forma results of operations based on the Company’s historical financial statements and adjusted for the acquisitions during the nine months ended September 30, 2015 that were significant, as if they occurred on January 1, 2014. The unaudited pro forma amounts were prepared for comparative purposes only and are not indicative of what actual consolidated results of operations of the Company would have been, nor are they indicative of the consolidated results of operations in the future and exclude transaction costs (dollars in thousands, except per share):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Pro forma total revenues	$18,268	$10,435	$47,942	$27,460
Pro forma net income (loss) attributable to NorthStar Real Estate Income II, Inc. common stockholders	2,056	588	6,719	257
Pro forma net income (loss) per share of common stock, basic/diluted	$0.03	$0.03	$0.12	$0.02
The Company estimated the fair value of the assets and liabilities for real estate acquired at the date of acquisition. The following table presents the preliminary allocation of purchase price of the operating real estate assets acquired and liabilities assumed or issued (including financing entered into contemporaneous with the acquisition) for acquisitions during 2015 that continue to be subject to refinement upon receipt of all information (dollars in thousands):

Assets:
Land	$88,840
Buildings	355,360
Other assets acquired (1)	20,087
Total assets acquired	$464,287
Liabilities:
Mortgage notes payable	$332,500
Other liabilities assumed (2)	3,271
Total liabilities	335,771
Total equity	128,516
Total liabilities and equity	$464,287
____________________________________________________________

(1)	Primarily includes deferred costs, escrows and reserves, as applicable.

(2)	Primarily includes prepaid rent and accrued expenses.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

From acquisition through September 30, 2015, the Company recorded aggregate revenue and net loss of $9.4 million and $4.2 million, respectively, related to these acquisitions. Net loss is primarily related to transaction costs and depreciation and amortization.

5.	Investments in Private Equity Funds
The following is a description of investments in private equity funds that own PE Investments through direct investments (“PE Investment I” and “PE Investment II”), which are recorded as an investment in private equity funds at fair value on the consolidated balance sheets. The Company elected the fair value option for both PE Investments. As a result, the Company records equity in earnings (losses) based on the change in fair value for its share of the projected future cash flow from one period to another.
The Company evaluates whether disclosure of summarized financial statement information is required for any individually significant investment. The Company determined there were three significant investments with respect to certain PE Investments as of September 30, 2015. Summarized financial data for such unconsolidated joint ventures for the three months ended June 30, 2015, which is the most recent financial information available from the underlying funds, included net investment loss of $52,406, realized losses of $1,630,272 and unrealized gains of $480,287. However, the Company records equity in earnings (losses) based on the change in fair value for its share of the projected cash flow from one period to another and not based on such summarized financial data.
In March 2015, the Company acquired PE Investment I for $45.0 million based on a NAV of $50.2 million as of September 30, 2014, adjusted for subsequent contributions and distributions.
In August 2015, the Company acquired PE Investment II for $27.8 million based on a NAV of $29.3 million as of December 31, 2014, adjusted for subsequent contributions and distributions. At the time of closing, the Company paid $9.4 million to acquire PE Investment II, or 50% of the purchase price, adjusted for subsequent contributions and distributions, and will pay the remaining $13.9 million (the “Deferred Amount”) on the one year anniversary of the closing date.
The following tables summarize the Company’s PE Investments as of September 30, 2015 (dollars in thousands):

PE Investment	Initial Closing Date	NAV Reference Date (1)	Number of Funds	Purchase Price (2)	Expected Future Contributions (3)
PE Investment I	March 20, 2015	September 30, 2014	6	$45,045	$2,582
PE Investment II	August 4, 2015	December 31, 2014	3	27,788	—
Total			9	$72,833	$2,582
________________________________________________________

(1)	Represents the net asset value (“NAV”) date on which the Company agreed to acquire the PE Investment.

(2)	Includes the Deferred Amount of $13.9 million related to PE Investment II.

(3)	Represents the estimated amount of expected future contributions to funds as of September 30, 2015.

	Carrying Value	Three Months Ended September 30, 2015			Period Ended September 30, 2015 (1)
PE Investment	September 30, 2015	Equity in Earnings	Distributions	Contributions	Equity in Earnings	Distributions	Contributions
PE Investment I	$38,593	$1,236	$2,062	$134	$2,928	$9,890	$511
PE Investment II	21,762	604	6,349	—	604	6,349	—
Total	$60,355	$1,840	$8,411	$134	$3,532	$16,239	$511
_________________________________________________________

(1)	Represents activity from the initial closing date of March 20, 2015 through September 30, 2015 for PE Investment I and August 4, 2015 through September 30, 2015 for PE Investment II.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

6.	Borrowings
The following table presents borrowings as of September 30, 2015 and December 31, 2014 (dollars in thousands):

							September 30, 2015		December 31, 2014
	Capacity	Recourse vs. Non-Recourse	Final Maturity		Contractual Interest Rate		Principal Amount	Carrying Value	Principal Amount	Carrying Value
Mortgage notes payable (1)
Industrial		Non-recourse	Jul-25		4.31%		$250,000	$250,000	$—	$—
Office		Non-recourse	Aug-20		LIBOR + 1.9%		82,500	82,500	—	—
Subtotal mortgage notes payable							332,500	332,500	—	—

Term Loan Facilities
Loan Facility 1	$100,000	Partial Recourse	Oct-17	(2)	2.72%	(3)	84,250	84,250	94,225	94,225
Loan Facility 2	200,000	Partial Recourse	Jul-19	(4)	2.79%	(3)	178,061	178,061	183,638	183,638
Loan Facility 3	200,000	Partial Recourse	Jun-18	(5)	2.60%	(3)	114,157	114,157	—	—
Subtotal term loan facilities	$500,000						376,468	376,468	277,863	277,863
Total							$708,968	$708,968	$277,863	$277,863
_______________________________________________

(1)	Mortgage notes payable are subject to customary non-recourse carveouts.

(2)
The initial maturity of Loan Facility 1 is October 2016, with a one-year extension available at the Company’s option, which may be subject to the satisfaction of certain customary conditions set forth in the governing documents.

(3)	The contractual interest rate depends upon asset type and characteristic and ranges from one-month LIBOR plus 2.25% to 2.75%. Represents the weighted average as of September 30, 2015.

(4)
The initial maturity of Loan Facility 2 is July 2015, with four one-year extensions available at the Company’s option, which may be subject to the satisfaction of certain customary conditions set forth in the governing documents. In July 2015, the Company exercised the first one-year extension.

(5)	The initial maturity of Loan Facility 3 is June 2018, with one-year extensions available at the Company’s option, which are subject to the approval of the global financial institution.
Term Loan Facilities
In October 2013, the Company, through a subsidiary, entered into a credit facility agreement with a global financial institution (“Loan Facility 1”), which provides up to $100.0 million to finance first mortgage loans and senior loan participations secured by commercial real estate.
In July 2014, the Company entered into a credit facility agreement with a global financial institution (“Loan Facility 2”), which provides up to $100.0 million to finance first mortgage loans and senior loan participations secured by commercial real estate. In September 2014, the Company amended the terms of Loan Facility 2, increasing the total potential borrowing capacity from $100.0 million to up to $200.0 million. All other terms governing Loan Facility 2 remained substantially the same.
In June 2015, the Company entered into a credit facility agreement with a global financial institution (“Loan Facility 3”), which provides up to $200.0 million to finance first mortgage loans and senior loan participations secured by commercial real estate.
The Company agreed to guaranty certain obligations under Loan Facility 1, Loan Facility 2 and Loan Facility 3 (collectively, “Term Loan Facilities”). The Term Loan Facilities contain representations, warranties, covenants, conditions precedent to funding, events of default and indemnities that are customary for agreements of this type. More specifically, for Loan Facility 1, the Company must maintain at least $3.75 million and as much as $15.0 million in unrestricted cash, depending on the amount drawn at all times during the term of Loan Facility 1. More specifically, for Loan Facility 2, the Company must maintain (i) total equity of the greater of $100.0 million and the product of the then-current maximum amount (as defined in the Loan Facility 2 agreement) and 1.5; (ii) minimum liquidity of the greater of $10.0 million and 10% of the maximum amount (as defined in the Loan Facility 2 agreement); and (iii) a ratio of total borrowings to total equity of not greater than 250% at all times during the term of Loan Facility 2. More specifically, for Loan Facility 3, the Company must maintain: (i) total equity of the greater of $250.0 million and the product of the then-current maximum amount (as defined in the Loan Facility 3 agreement) and 1.5; (ii) minimum liquidity of the greater of $10.0 million and 10% of the maximum amount (as defined in the Loan Facility 3 agreement); and (iii) a ratio of total borrowings to total equity of not greater than 250% at all times during the term of Loan Facility 3.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

As of September 30, 2015, the Company had $607.5 million carrying value of CRE debt investments financed with $376.5 million under the Term Loan Facilities.
The Term Loan Facilities act as revolving loan facilities that can be paid down as assets are repaid or sold and re-drawn upon for new investments. As of September 30, 2015, the Company was in compliance with all of its financial covenants under the Term Loan Facilities.

7.	Related Party Arrangements
Advisor
In connection with the completion of NorthStar Realty’s spin-off of its asset management business into the Sponsor, on June 30, 2014, the Company entered into a new advisory agreement with the Advisor, an affiliate of the Sponsor, on terms substantially similar to those set forth in the prior advisory agreement, and terminated the advisory agreement with the Prior Advisor. In June 2015, the advisory agreement was renewed for an additional one-year term commencing on June 30, 2015, with terms identical to those in effect through June 30, 2015. For periods prior to June 30, 2014, the information below regarding fees and reimbursements incurred and accrued but not yet paid relates to the Prior Advisor.
Subject to certain restrictions and limitations, the Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying, originating, acquiring and asset managing investments on behalf of the Company. The Advisor may delegate certain of its obligations to affiliated entities, which may be organized under the laws of the United States or foreign jurisdictions. References to the Advisor include the Advisor and any such affiliated entities. For such services, to the extent permitted by law and regulations, the Advisor receives fees and reimbursement from the Company. Below is a description and table of the fees and reimbursements incurred to the Advisor.
Fees to Advisor
Asset Management Fee
The Advisor, or its affiliates, receives a monthly asset management fee equal to one-twelfth of 1.25% of the sum of the amount funded or allocated for CRE investments, including expenses and any financing attributable to such investments, less any principal received on debt and securities investments (or the proportionate share thereof in the case of an investment made through a joint venture).
Acquisition Fee
The Advisor, or its affiliates, also receives an acquisition fee equal to 1.0% of the amount funded or allocated by the Company to originate or acquire investments, including acquisition costs and any financing attributable to such investments (or the proportionate share thereof in the case of an investment made through a joint venture). An acquisition fee paid to the Advisor related to the origination or acquisition of CRE debt investments is included in CRE debt investments, net on the consolidated balance sheets and is amortized to interest income over the life of the investment using the effective interest method. An acquisition fee incurred related to an equity investment will generally be expensed as incurred. An acquisition fee paid to the Advisor related to the acquisition of an equity or debt investment in an unconsolidated joint venture is included in investments in unconsolidated ventures on the consolidated balance sheets.
Disposition Fee
For substantial assistance in connection with the sale of investments and based on the services provided, the Advisor, or its affiliates, receives a disposition fee up to 1.0% of the contract sales price of each CRE investment sold. The Company does not pay a disposition fee upon the maturity, prepayment, workout, modification or extension of a CRE debt investment unless there is a corresponding fee paid by the borrower, in which case the disposition fee is the lesser of: (i) 1.0% of the principal amount of the CRE debt investment prior to such transaction; or (ii) the amount of the fee paid by the borrower in connection with such transaction. If the Company takes ownership of a property as a result of a workout or foreclosure of a CRE debt investment, the Company will pay a disposition fee upon the sale of such property. A disposition fee from the sale of a CRE investment is generally expensed and included in asset management and other fees - related party in the Company’s consolidated statements of operations. A disposition fee for a CRE debt investment incurred in a transaction other than a sale is included in CRE debt investments, net on the consolidated balance sheets and is amortized to interest income over the life of the investment using the effective interest method.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Reimbursements to Advisor
Operating Costs
The Advisor, or its affiliates, is entitled to receive reimbursement for direct and indirect operating costs incurred by the Advisor in connection with administrative services provided to the Company. The Advisor allocates, in good faith, indirect costs to the Company related to the Advisor’s and its affiliates’ employees, occupancy and other general and administrative costs and expenses in accordance with the terms of, and subject to the limitations contained in, the advisory agreement with the Advisor. The indirect costs include the Company’s allocable share of the Advisor’s compensation and benefit costs associated with dedicated or partially dedicated personnel who spend all or a portion of their time managing the Company’s affairs, based upon the percentage of time devoted by such personnel to the Company’s affairs. The indirect costs also include rental and occupancy, technology, office supplies and other general and administrative costs and expenses. However, there is no reimbursement for personnel costs related to executive officers and other personnel involved in activities for which the Advisor receives an acquisition fee or a disposition fee. The Advisor allocates these costs to the Company relative to its and its affiliates’ other managed companies in good faith and has reviewed the allocation with the Company’s board of directors, including its independent directors. The Advisor will update the board of directors on a quarterly basis of any material changes to the expense allocation and will provide a detailed review to the board of directors, at least annually, and as otherwise requested by the board of directors. The Company reimburses the Advisor quarterly for operating costs (including the asset management fee) based on a calculation for the four preceding fiscal quarters not to exceed the greater of: (i) 2.0% of its average invested assets; or (ii) 25.0% of its net income determined without reduction for any additions to reserves for depreciation, loan losses or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Notwithstanding the above, the Company may reimburse the Advisor for expenses in excess of this limitation if a majority of the Company’s independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. The Company calculates the expense reimbursement quarterly based upon the trailing twelve-month period.
Organization and Offering Costs
The Advisor, or its affiliates, is entitled to receive reimbursement for organization and offering costs paid on behalf of the Company in connection with the Offering. The Company is obligated to reimburse the Advisor, or its affiliates, as applicable, for organization and offering costs to the extent the aggregate of selling commissions, dealer manager fees and other organization and offering costs do not exceed 15.0% of gross proceeds from the Offering. The Advisor does not expect reimbursable organization and offering costs, excluding selling commissions and dealer manager fees, to exceed $15.0 million, or 1.0% of the total proceeds available to be raised from the Primary Offering. The Company shall not reimburse the Advisor for any organization and offering costs that the Company’s independent directors determine are not fair and commercially reasonable to the Company.
Dealer Manager
Selling Commissions and Dealer Manager Fees
Pursuant to a dealer manager agreement, the Company pays the Dealer Manager, selling commissions of up to 7.0% of gross proceeds from the Primary Offering, all of which are reallowed to participating broker-dealers. In addition, the Company pays the Dealer Manager a dealer manager fee of up to 3.0% of gross proceeds from the Primary Offering, a portion of which is typically reallowed to participating broker-dealers and paid to certain employees of the Dealer Manager. No selling commissions or dealer manager fees are paid for sales pursuant to the DRP.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Summary of Fees and Reimbursements
The following table presents the fees and reimbursements incurred to the Advisor and the Dealer Manager for the three and nine months ended September 30, 2015 and 2014 and the amount due to related party as of September 30, 2015 and December 31, 2014 (dollars in thousands):

		Three Months Ended September 30,		Nine Months Ended September 30,		Due to Related Party as of
Type of Fee or Reimbursement	Financial Statement Location	2015	2014	2015	2014	September 30, 2015	December 31, 2014
Fees to Advisor
Asset management	Asset management and other fees - related party	$3,475	$646	$7,184	$1,229	$—	$—
Acquisition (1)	Real estate debt investments, net / Asset management and other fees- related party	2,051	2,146	7,326	3,553	365	—
Disposition (1)	Real estate debt investments, net	253	—	528	—	—	—
Reimbursements to Advisor
Operating costs (3)	General and administrative expenses	2,269	657	5,093	1,177	59	—
Organization	General and administrative expenses	42	204	148	385	27	25
Offering	Cost of capital (2)	797	548	2,807	4,165	514	468
Selling commissions / Dealer manager fees	Cost of capital (2)	11,176	7,002	44,347	17,954	—	—
Total						$965	$493
_________________________________________________

(1)
Acquisition/disposition fees incurred to the Advisor related to CRE debt investments are generally offset by origination/exit fees paid to the Company by borrowers if such fees are required from the borrower. Acquisition fees related to equity investments are included in asset management and other fees - related party in the consolidated statements of operations. The Advisor may determine to defer fees or seek reimbursement.

(2)	Cost of capital is included in net proceeds from issuance of common stock in the Company’s consolidated statements of equity.

(3)	As of September 30, 2015, the Advisor has incurred unreimbursed operating costs on behalf of the Company of $9.0 million, that remain eligible to allocate to the Company.
NorthStar Realty Purchase of Common Stock
Pursuant to the distribution support agreement (the “Distribution Support Agreement”), NorthStar Realty committed to purchase up to an aggregate of $10.0 million in shares of the Company’s common stock at a price of $9.00 per share if cash distributions exceed modified funds from operations (as computed in accordance with the definition established by the Investment Program Association and adjusted for certain items) to provide additional funds to support distributions to stockholders. In September 2013, NorthStar Realty purchased 222,223 shares of the Company’s common stock for $2.0 million under the Distribution Support Agreement to satisfy the minimum offering requirement, which reduced the total commitment. As of September 30, 2015, including the purchase of shares to satisfy the minimum offering requirement, NorthStar Realty purchased 432,636 shares of the Company’s common stock for $3.9 million with $6.1 million remaining outstanding under such commitment. In March 2015, the board of directors of the Company amended and restated the Distribution Support Agreement to, among other things, extend the term of the Distribution Support Agreement for one year to May 2016.

8.	Equity-Based Compensation
The Company adopted a long-term incentive plan, as amended (the “Plan”), which it may use to attract and retain qualified officers, directors, employees and consultants, as well as an independent directors compensation plan, which is a component of the Plan. Pursuant to the Plan, as of September 30, 2015, the Company’s independent directors were granted a total of 33,000 shares of restricted common stock for an aggregate $330,000. The restricted stock granted prior to 2015 generally vests quarterly over four years and the restricted stock granted in 2015 generally vests quarterly over two years. However, the stock will become fully vested on the earlier occurrence of: (i) the termination of the independent director’s service as a director due to his or her death or disability; or (ii) a change in control of the Company.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The Company recognized equity-based compensation expense of $27,188 and $12,656 for the three months ended September 30, 2015 and 2014, respectively, and $61,863 and $30,094 for the nine months ended September 30, 2015 and 2014, respectively, related to the issuance of restricted stock to the independent directors, which was recorded in general and administrative expenses in the consolidated statements of operations.

9.	Stockholders’ Equity
Common Stock from Primary Offering
For the nine months ended September 30, 2015, the Company issued 45.2 million shares of common stock generating gross proceeds of $451.5 million. For the year ended December 31, 2014, the Company issued 27.7 million shares of common stock generating gross proceeds of $276.3 million. From inception through September 30, 2015, the Company issued 75.7 million shares of common stock, generating gross proceeds of $755.4 million.
Distribution Reinvestment Plan
The Company adopted a DRP through which common stockholders may elect to reinvest an amount equal to the distributions declared on their shares in additional shares of the Company’s common stock in lieu of receiving cash distributions. The initial purchase price per share pursuant to the DRP is $9.50. Once the Company establishes an estimated value per share, shares issued pursuant to the DRP will be priced at 95.0% of the estimated value per share of the Company’s common stock, as determined by the Advisor or another firm chosen for that purpose. Pursuant to amended Rules 2310 and 2340 of the Financial Industry Regulatory Authority Inc., the Company expects to establish an estimated value per share by November 2015. No selling commissions or dealer manager fees are paid on shares issued pursuant to the DRP. Once established, the Company will disclose the per share estimated value in an annual report. The board of directors of the Company may amend, suspend or terminate the DRP for any reason upon ten-days’ notice to participants, except that the Company may not amend the DRP to eliminate a participant’s ability to withdraw from the DRP. For the nine months ended September 30, 2015, the Company issued 1,323,057 shares of common stock totaling $12.6 million of gross offering proceeds pursuant to the DRP. For the year ended December 31, 2014, the Company issued 424,111 shares of common stock totaling $4.0 million of gross offering proceeds pursuant to the DRP. From inception through September 30, 2015, the Company issued 1,749,373 shares of common stock totaling $16.6 million of gross offering proceeds pursuant to the DRP.
Distributions
Distributions to stockholders are declared quarterly by the board of directors of the Company and are paid monthly based on a daily amount of $0.001917808 per share, which is equivalent to an annualized distribution amount of $0.70 per share of the Company’s common stock. Distributions are generally paid to stockholders on the first business day of the month following the month for which the distribution has accrued.
The following table presents distributions declared for the nine months ended September 30, 2015 (dollars in thousands):

	Distributions (1)
Period	Cash	DRP	Total
January	$1,038	$892	$1,930
February	1,057	910	1,967
March	1,405	1,222	2,627
April	1,562	1,417	2,979
May	1,777	1,641	3,418
June	1,870	1,733	3,603
July	2,088	1,919	4,007
August	2,205	2,038	4,243
September	2,249	2,091	4,340
Total	$15,251	$13,863	$29,114
________________________________________________

(1)	Represents distributions declared for the period, even though such distributions are actually paid to stockholders the month following such period.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Share Repurchase Program
The Company adopted a share repurchase program that may enable stockholders to sell their shares to the Company in limited circumstances (the “Share Repurchase Program”). The Company may not repurchase shares unless a stockholder has held shares for one year. However, the Company may repurchase shares held less than one year in connection with a stockholder’s death or qualifying disability. The Company is not obligated to repurchase shares under the Share Repurchase Program. The Company may amend, suspend or terminate the Share Repurchase Program at its discretion at any time, subject to certain notice requirements. For the nine months ended September 30, 2015, the Company repurchased 195,708 shares totaling $1.9 million pursuant to the Share Repurchase Program. For the year ended December 31, 2014, the Company repurchased an immaterial amount of shares pursuant to the Share Repurchase Program. The Company funds repurchase requests received during a quarter with proceeds set aside for that purpose which are not expected to exceed proceeds received from its DRP. As of September 30, 2015, there were no unfulfilled repurchase requests.

10.	Non-controlling Interests
Operating Partnership
Non-controlling interests include the aggregate limited partnership interests in the Operating Partnership held by limited partners, other than the Company. Income (loss) attributable to the non-controlling interests is based on the limited partners’ ownership percentage of the Operating Partnership. Income (loss) allocated to the Operating Partnership non-controlling interests for the three and nine months ended September 30, 2015 and 2014 was an immaterial amount.
Other
Other non-controlling interests represent third-party equity interests in ventures that are consolidated with the Company’s financial statements. Net income (loss) attributable to the other non-controlling interests for the three and nine months ended September 30, 2015 was a loss of approximately $26,000.

11.	Fair Value
Fair Value Measurement
The fair value of financial instruments is categorized based on the priority of the inputs to the valuation technique and categorized into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.
Financial assets and liabilities recorded at fair value on the consolidated balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1.	Quoted prices for identical assets or liabilities in an active market.

Level 2.	Financial assets and liabilities whose values are based on the following:

a)	Quoted prices for similar assets or liabilities in active markets.

b)	Quoted prices for identical or similar assets or liabilities in non-active markets.

c)	Pricing models whose inputs are observable for substantially the full term of the asset or liability.

d)	Pricing models whose inputs are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability.

Level 3.	Prices or valuation techniques based on inputs that are both unobservable and significant to the overall fair value measurement.
Determination of Fair Value
The following is a description of the valuation techniques used to measure fair value of assets accounted for at fair value on a recurring basis and the general classification of these instruments pursuant to the fair value hierarchy.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

PE Investments
The Company accounts for PE Investments at fair value which is determined based on a valuation model using assumptions for the timing and amount of expected future cash flow for income and realization events for the underlying assets in the funds and discount rate. This fair value measurement is generally based on unobservable inputs and, as such, is classified as Level 3 of the fair value hierarchy. The Company is not using the NAV (practical expedient) of the underlying funds for purposes of determining fair value.
Fair Value Hierarchy
Financial assets recorded at fair value on a recurring basis are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following table presents financial assets that were accounted for at fair value on a recurring basis as of September 30, 2015 by level within the fair value hierarchy (dollars in thousands):

	September 30, 2015
	Level 1	Level 2	Level 3	Total
Assets:
PE Investments, at fair value	$—	$—	$60,355	$60,355
The following table presents additional information about PE Investments which are measured at fair value on a recurring basis as of September 30, 2015 for which the Company has used Level 3 inputs to determine fair value (dollars in thousands):

Nine Months Ended
September 30, 2015
Beginning balance	$—
Purchases/contributions, net	73,062
Distributions	(16,239)
Equity in earnings	3,532
Ending balance	$60,355
For the nine months ended September 30, 2015, the Company used a discounted cash flow model to quantify Level 3 fair value measurements on a recurring basis. The key unobservable inputs used in this analysis included discount rates ranging from 11% to 35% and timing and amount of expected future cash flow.
As of September 30, 2015 and December 31, 2014, the Company had no financial assets and liabilities that were accounted for at fair value on a non-recurring basis.
Fair Value Option
The Company may elect the fair value option for certain of its financial assets or liabilities due to the nature of the instrument. In the case of PE Investments, the Company elected the fair value option because management believes it is a more useful presentation for such investments. The Company determined recording the PE Investments based on the change in fair value of projected future cash flow from one period to another better represents the underlying economics of the respective investment.
Fair Value of Financial Instruments
U.S. GAAP requires disclosure of fair value about all financial instruments. The following disclosure of estimated fair value of financial instruments was determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on estimated fair value.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The following table presents the principal amount, carrying value and fair value of certain financial assets and liabilities as of September 30, 2015 and December 31, 2014 (dollars in thousands):

	September 30, 2015				December 31, 2014
	Principal Amount		Carrying Value	Fair Value	Principal Amount		Carrying Value	Fair Value
Financial assets: (1)
Real estate debt investments, net	$663,961	(2)	$665,663	$671,974	$498,677	(2)	$500,113	$519,934
Financial liabilities: (1)
Credit facilities	$376,468		$376,468	$376,468	$277,863		$277,863	$277,863
Mortgage notes payable	332,500		332,500	333,067	—		—	—
_____________________________

(1)	The fair value of other financial instruments not included in this table is estimated to approximate their carrying value.

(2)	As of September 30, 2015 and December 31, 2014, excludes future funding commitments of $30.2 million and $34.4 million, respectively.
Disclosure about fair value of financial instruments is based on pertinent information available to management as of the reporting date. Although management is not aware of any factors that would significantly affect fair value, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.
Real Estate Debt Investments
For CRE debt investments, fair value was approximated by comparing the current yield to the estimated yield for newly originated loans with similar credit risk or the market yield at which a third party might expect to purchase such investment. Fair value was determined assuming fully-extended maturities regardless of structural or economic tests required to achieve such extended maturities. These fair value measurements of CRE debt are generally based on unobservable inputs and, as such, are classified as Level 3 of the fair value hierarchy.
Credit Facilities
The Company has amounts outstanding under Term Loan Facilities. The Term Loan Facilities bear floating rates of interest. As of the reporting date, the Company believes the carrying value approximates fair value. This fair value measurement is based on observable inputs, and as such, is classified as Level 2 of the fair value hierarchy.
Mortgage Notes Payable
For mortgage notes payable, the Company primarily uses rates currently available with similar terms and remaining maturities to estimate fair value. These measurements are determined using comparable U.S. Treasury rates as of the end of the reporting period. These fair value measurements are based on observable inputs, and as such, are classified as Level 2 of the fair value hierarchy.

12.	Segment Reporting
The Company currently conducts its business through the following three segments, which are based on how management reviews and manages its business:

•
Commercial Real Estate Debt - Focused on originating, acquiring and asset managing CRE debt investments including first mortgage loans, subordinate interests and mezzanine loans and participations in such loans, as well as preferred equity interests.

•
Select Commercial Real Estate Equity - Focused on direct and indirect ownership in real estate and select real estate assets that may be structurally senior to a third-party partner’s equity and indirect interests in real estate through PE Investments since the underlying collateral in the funds is primarily real estate.

•	Corporate - The corporate segment includes corporate level asset management and other fees - related party and general and administrative expenses.
The Company may also invest in CRE debt investments and equity investments indirectly through joint ventures.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The Company primarily generates revenue from net interest income on the CRE debt portfolio and equity in earnings of unconsolidated ventures. The Company’s income is primarily derived through the difference between revenue and the cost at which the Company is able to finance its investments. The Company may also acquire investments which generate attractive returns without any leverage.
The following tables present segment reporting for the three and nine months ended September 30, 2015 and 2014 (dollars in thousands):

Three months ended September 30, 2015	Real Estate Debt	Real Estate Equity	Corporate	Total
Net interest income	$7,059	$1	$—	$7,060
Rental and other income	—	8,428	—	8,428
Asset management and other fees - related party	—	—	5,041	5,041
Mortgage notes interest expense	—	3,067	—	3,067
Transaction costs	—	459	—	459
Property operating expenses	—	2,134	—	2,134
General and administrative expenses	81	—	2,339	2,420
Depreciation and amortization	—	1,913	—	1,913
Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	6,978	856	(7,380)	454
Equity in earnings (losses) of unconsolidated ventures	—	1,840	—	1,840
Income tax benefit (expense)	—	(262)	(2)	(264)
Net income (loss)	$6,978	$2,434	$(7,382)	$2,030

Three months ended September 30, 2014	Real Estate Debt	Corporate	Total
Net interest income	$2,391	$—	$2,391
Asset management and other fees - related party	—	646	646
General and administrative expenses	26	882	908
Income (loss) before equity in earnings (losses) of unconsolidated ventures	2,365	(1,528)	837
Net income (loss)	$2,365	$(1,528)	$837

Nine months ended September 30, 2015	Real Estate Debt	Real Estate Equity	Corporate	Total
Net interest income	$18,194	$2	$8	$18,204
Rental and other income	—	9,371	—	9,371
Asset management and other fees - related party	—	—	12,371	12,371
Mortgage notes interest expense	—	3,429	—	3,429
Transaction costs	—	5,565	—	5,565
Property operating expenses	—	2,359	—	2,359
General and administrative expenses	234	—	5,308	5,542
Depreciation and amortization	—	2,125	—	2,125
Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	17,960	(4,105)	(17,671)	(3,816)
Equity in earnings (losses) of unconsolidated ventures	—	3,532	—	3,532
Income tax benefit (expense)	—	(431)	(2)	(433)
Net income (loss)	$17,960	$(1,004)	$(17,673)	$(717)

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Nine months ended September 30, 2014	Real Estate Debt	Corporate	Total
Net interest income	$4,186	$—	$4,186
Asset management and other fees - related party	—	1,229	1,229
General and administrative expenses	46	1,639	1,685
Income (loss) before equity in earnings (losses) of unconsolidated ventures	4,140	(2,868)	1,272
Net income (loss)	$4,140	$(2,868)	$1,272
The following table presents total assets by segment as of September 30, 2015 and December 31, 2014 (dollars in thousands):

Total Assets	Real Estate Debt	Real Estate Equity	Corporate (1)	Total
September 30, 2015	$717,638	$528,875	$175,247	$1,421,760
December 31, 2014	$549,398	$—	$27,020	$576,418
__________________________________________________

(1)	Includes cash, unallocated receivables and deferred costs and other assets, net.

13.	Subsequent Events
Reclassification of Shares and Related Amendments
On August 7, 2015, the Company filed a post-effective amendment to its registration statement in order to offer Class A shares and Class T shares of common stock (the “Class A Shares” and “Class T Shares”, respectively). In connection with the offering of Class T Shares and reclassification of the Company’s shares of common stock into Class A Shares and Class T Shares, on October 8, 2015, the Company filed articles of amendment and articles supplementary to its charter with the state of Maryland and all shares of common stock outstanding were classified as Class A Shares. The terms of the Class A Shares are identical to the shares of common stock issued prior to October 8, 2015. The SEC declared the post-effective amendment effective on October 19, 2015, at which time the Company began offering for sale in its Primary Offering up to $1.5 billion in shares of common stock at a price of $10.00 per Class A Share and $9.4489 per Class T Share. The following summarizes the differences in fees and selling commissions between the classes of the Company’s common stock:

	Class A	Class T
Initial Offering Price	$10.00	$9.4489
Selling Commission (per share)	7.0%	2.0%
Dealer Manager Fee (per share)	3.00%	2.75%
Annual Distribution Fee (per share)	None	1.0%	(1)
_______________________________________________

(1)
The distribution fee is calculated on outstanding Class T Shares issued in the Primary Offering in an amount equal to 1.0% per annum of the gross offering price per share (or, if the Company is no longer offering shares in a public offering, the most recent gross offering price per share or the estimated per share value of Class T Shares, if any has been disclosed). The Company will cease paying distribution fees with respect to each Class T Share on the earliest to occur of the following: (i) a listing of shares of the Company’s common stock on a national securities exchange; (ii) such Class T Share is no longer outstanding; (iii) the dealer manager’s determination that total underwriting compensation from all sources, including dealer manager fees, selling commissions, distribution fees and any other underwriting compensation paid to participating broker dealers with respect to all Class A Shares and Class T Shares would be in excess of 10% of the gross proceeds of the Primary Offering; or (iv) the end of the month in which the transfer agent, on the Company’s behalf, determines that total underwriting compensation with respect to the Class T primary shares held by a stockholder within his or her particular account, including dealer manager fees, selling commissions, and distribution fees, would be in excess of 10% of the total gross offering price at the time of the investment in the Class T Shares held in such account.

Other than the differing fees, as described above, the Class A Shares and Class T Shares have identical rights and privileges, such as identical voting rights.
In connection with the foregoing, effective October 16, 2015, the Company has amended its dealer manager agreement, the participating dealer agreement, the distribution support agreement as well as the limited partnership agreement of the Company’s operating partnership. In addition, the Company has amended its distribution reinvestment plan and share repurchase program to enable participating stockholders to automatically reinvest in additional shares of the same class at a price equal to $9.50 per Class A Share and $9.10 per Class T Share until the Company determines to change the offering price

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

of the shares sold in its offering. If the Company determines to change the offering price of the shares sold in its offering, any distributions for each class of stock will be reinvested at a price equal to 96.25% of the then current offering price. The amended distribution reinvestment plan also includes provisions relating to how the purchase price pursuant to the amended distribution reinvestment plan will be determined if the Company is no longer offering shares in its public offering.
On November 10, 2015, upon the recommendation of the audit committee of the board of directors of the Company, the board of directors, including all of its independent directors, approved a revised offering price of $10.1672 per Class A share (the “Class A Offering Price”) and $9.6068 per Class T share (the “Class T Offering Price” and, collectively with the Class A Offering Price, the “Revised Offering Prices”) for shares sold in the Company’s ongoing $1.65 billion initial public offering of common stock, consisting of $1.5 billion in Class A and Class T shares of common stock in its Primary Offering and $150 million in Class A shares and Class T shares of common stock pursuant to its DRP. The Revised Offering Prices will take effect on November 16, 2015. In addition, effective November 16, 2015, shares sold pursuant to the DRP will be sold at $9.79 per Class A share and $9.25 per Class T share. Refer to “Item 5. Other” in “Part II. Other Information” for additional details.
Common Stock from Primary Offering
For the period from October 1, 2015 through November 10, 2015, the Company issued 3.2 million shares of common stock pursuant to its Primary Offering generating gross proceeds of $32.0 million. From inception through November 10, 2015, the Company issued 78.9 million shares of common stock pursuant to its Primary Offering generating gross proceeds of $787.4 million.
Distribution Reinvestment Plan
For the period from October 1, 2015 through November 10, 2015, the Company issued 459,176 shares of common stock pursuant to the DRP raising proceeds of $4.4 million. As of November 10, 2015, 13.6 million shares were available to be issued pursuant to the DRP.
Distributions
On November 10, 2015, the board of directors of the Company approved a daily cash distribution of $0.001912568 per share of Class A common stock and $0.001912568 per share of Class T common stock less the distribution fees that are payable with respect to such Class T Shares for each of the three months ended March 31, 2016. Distributions are generally paid to stockholders on the first business day of the month following the month for which the distribution was accrued.
Share Repurchases
From October 1, 2015 through November 10, 2015, the Company repurchased 26,140 shares for a total of $0.3 million or a weighted average price of $9.75 per share under the Share Repurchase Program that enables stockholders to sell their shares to the Company in certain circumstances, including death or a qualifying disability. The Company funds repurchase requests received during a quarter with proceeds set aside for that purpose which are not expected to exceed proceeds received from its DRP.
New Investments
Debt Investments
In October 2015, the Company originated a $41.0 million first mortgage loan secured by a retail property located in Beverly Hills, CA. The loan bears interest at 4.10% plus a 0.25% LIBOR floor.

NORTHSTAR REAL ESTATE INCOME II, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Real Estate Securities
In October 2015, the Company purchased CMBS with a face value of $11.5 million at a discount of $3.3 million to par. The bond has a rating of BBB- from Fitch and Kroll Bond Rating Agency with a credit support of 8.4%. The bond is secured by a diverse portfolio of mortgage loans with a weighted average loan-to-value (“LTV”) of 60.7%. The portfolio is geographically diverse with concentrations in the Northeast, Mid-Atlantic, Southeast, and West regions of the United States and comprises office, retail, multifamily, mixed use, lodging and industrial properties. The bond was purchased at an unlevered yield of 7.2%. The Company intends to lever the bond with an existing or new credit facility to enhance the yield. As of purchase date, the weighted average expected maturity of the CMBS was 9.9 years.
In November 2015, the Company purchased CMBS with a face value of $7.5 million at a discount of $2.2 million to par.  The bond has a rating of BBB- from Fitch and Kroll Bond Rating Agency with a credit support of 8.3%.  The bond is secured by a diverse portfolio of mortgage loans with a weighted average LTV of 56.5%.  The portfolio is geographically diverse with concentrations in the Northeast, Mid-Atlantic, Southeast, and West regions of the United States and comprises retail, office, hospitality, multifamily, and industrial properties.  The bond was purchased at an unlevered yield of 8.0%.  The Company intends to lever the bond with an existing or new credit facility to enhance the yield.  As of purchase date, the weighted average expected maturity of the CMBS was 10.0 years.
New Borrowings
In October 2015, two first mortgage CRE debt investments totaling $77.5 million were financed with Loan Facility 3 with $56.3 million drawn on the facility related to these investments.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with our unaudited consolidated financial statements and notes thereto included in Item 1. “Financial Statements” of this report. References to “we,’’ “us,’’ or “our’’ refer to NorthStar Real Estate Income II, Inc. and its subsidiaries unless the context specifically requires otherwise.
Introduction
We were formed to originate, acquire and asset manage a diversified portfolio of commercial real estate, or CRE, debt, select equity and securities investments predominantly in the United States. CRE debt investments may include first mortgage loans, subordinate mortgage and mezzanine loans and participations in such loans and preferred equity interests. Real estate equity investments include direct ownership in properties, and may be structurally senior to a third-party partner’s equity and indirect interests in real estate through real estate private equity funds, or PE Investments. CRE securities may primarily consist of commercial mortgage-backed securities, or CMBS and may include unsecured real estate investment trust, or REIT debt, collateralized debt obligation, or CDO, notes and other securities. We may also invest internationally. In addition, we may own investments through a joint venture. We were formed in December 2012 as a Maryland corporation and commenced operations in September 2013. We elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, commencing with the taxable year ended December 31, 2013. We conduct our operations so as to continue to qualify as a REIT for U.S. federal income tax purposes.
We are externally managed and have no employees. Prior to June 30, 2014, we were managed by an affiliate of NorthStar Realty Finance Corp. (NYSE: NRF), or NorthStar Realty. Effective June 30, 2014, NorthStar Realty spun-off its asset management business into a separate publicly traded company, NorthStar Asset Management Group Inc. (NYSE: NSAM), our Sponsor. Our Sponsor and its affiliates provide asset management and other services to us, NorthStar Realty, other sponsored public non-traded companies and any other companies our Sponsor and its affiliates may manage in the future, or collectively the NSAM Managed Companies, both in the United States and internationally. As of September 30, 2015, NSAM has an aggregate of $38.0 billion of assets under management, adjusted for commitments to acquire certain investments by NSAM and the NSAM Managed Companies. Concurrent with the spin-off, affiliates of our Sponsor entered into a new advisory agreement with us and each of the other NSAM Managed Companies. Pursuant to our advisory agreement, NSAM J-NSII Ltd, an affiliate of our Sponsor, or our Advisor, agreed to manage our day-to-day operations on terms substantially similar to those set forth in our prior advisory agreement with NS Real Estate Income Advisor II, LLC, or our Prior Advisor. References to our Prior Advisor herein refer to the services performed by and fees paid and accrued to our Prior Advisor during the period prior to June 30, 2014. The spin-off of NorthStar Realty’s asset management business had no impact on our operations.
Our primary investment types are as follows:

•	Commercial Real Estate Debt - Our CRE debt investments include first mortgage loans, subordinate interests and mezzanine loans and participations in such loans, as well as preferred equity interests.

•
Select Commercial Real Estate Equity - Our CRE equity investments include direct and indirect ownership in real estate and select real estate assets that may be structurally senior to a third-party partner’s equity and indirect interests in real estate through PE Investments since the underlying collateral in the funds is primarily real estate.

•	Commercial Real Estate Securities - Our CRE securities investments may include CMBS, unsecured REIT debt, CDO notes and other securities.
We may also invest in CRE debt investments and equity investments indirectly through joint ventures.
We believe that our targeted investment types are complementary to each other due to overlapping sources of investment opportunities, common reliance on real estate fundamentals and ability to apply similar portfolio management and servicing skills to maximize value and to protect capital.
We are offering up to 150,000,000 shares pursuant to our primary offering, or our Primary Offering, to the public. Our shares of common stock may be offered in any combination of the two classes of shares of our common stock: Class A shares and Class T shares. The offering price for the shares in the primary offering is $10.00 per Class A share and $9.45 per Class T share. We are also offering up to $150,000,000 in any combination of Class A shares and Class T shares pursuant to our distribution reinvestment plan, or DRP, at a purchase price of $9.50 per Class A share and $9.10 per Class T share. Please see “Recent Developments — Reclassification of Shares and Related Amendments”.
On November 10, 2015, upon the recommendation of the audit committee of our board of directors, our board of directors, including all of its independent directors, approved a revised offering price of $10.1672 per Class A share (the “Class A Offering Price”) and $9.6068 per Class T share (the “Class T Offering Price” and, collectively with the Class A Offering Price, the “Revised Offering Prices”) for shares sold in our ongoing $1.65 billion initial public offering of common stock, consisting of $1.5 billion in Class A and Class T shares of common stock in our Primary Offering and $150 million in Class A shares and Class T shares of common stock pursuant to the DRP. The Revised Offering Prices will take effect on November 16, 2015. In addition, effective November 16, 2015, shares sold pursuant to the DRP will be sold at $9.79 per Class A share and $9.25 per Class T share. Refer to “Item 5. Other” in “Part II. Other Information” for additional details.
We retained NorthStar Securities, LLC, or our Dealer Manager, to serve as the dealer manager for our Primary Offering. Our Dealer Manager is responsible for marketing our shares being offered pursuant to our Primary Offering. From inception through November 10, 2015, we raised total gross proceeds of $808.6 million. In March 2015, our board of directors determined to extend the Offering for one year to May 2016.
Our Investments
The following table presents our investments as of September 30, 2015, adjusted for acquisitions and commitments to purchase through November 10, 2015 (dollars in thousands):

Investment Type:	Number	Principal Amount / Cost (1)	% of Total
Real estate debt investments:
First mortgage loans (2)	15	$710,270	55.6%
Subordinate interests (2)	1	24,863	1.9%
Total real estate debt	16	735,133	57.5%
Real estate equity
Operating real estate
Industrial	22	332,501	26.0%
Multi-tenant office	2	131,786	10.3%
Subtotal	24	464,287	36.3%
Investments in private equity funds
PE Investment I	1	38,593	3.0%
PE Investment II (3)	1	21,762	1.7%
Subtotal	2	60,355	4.7%
Total real estate equity	26	524,642	41.0%
Real estate securities
CMBS	2	19,000	1.5%
Total real estate securities	2	19,000	1.5%
Total	44	$1,278,775	100.0%
__________________________________________________________

(1)
Based on principal amount for real estate debt investments and securities, fair value for our PE Investments and cost for real estate equity, which includes net purchase price allocation related to net intangibles, deferred costs and other assets.

(2)	Includes future funding commitments of $26.0 million for first mortgage loans and $3.4 million for subordinate interests.

(3)	Includes a deferred purchase price of $13.6 million, net of discount.
For financial information regarding our reportable segments, refer to Note 12. “Segment Reporting” in our accompanying consolidated financial statements included in Part I Item 1. “Financial Statements.”
The following section describes the major CRE asset classes in which we may invest and actively manage to maximize value and to protect capital.
Commercial Real Estate Debt
Overview
Our CRE debt investment strategy focuses on originating, acquiring and asset managing CRE debt investments, including first mortgage loans, subordinate mortgage and mezzanine loans and participations in such loans and preferred equity interests.
We emphasize direct origination of our debt investments as this allows us a greater degree of control over how they are underwritten and structured and it provides us the opportunity to syndicate senior or subordinate interests in a loan to maximize returns, if desired. Further, it facilitates a more direct relationship with our borrowers which helps us maintain a robust pipeline and provides an opportunity for us to earn origination and other fees.

Our Portfolio
As of September 30, 2015, adjusted for acquisitions and commitments to purchase through November 10, 2015, 57.5% of our assets were invested in CRE debt, consisting of 16 loans with an average investment size of $45.9 million. The weighted average extended maturity of our CRE debt portfolio is 4.2 years. Although our current portfolio is predominantly comprised of first mortgage loans, we expect our concentration of subordinate investments to increase over time.
The following table presents a summary of our CRE debt investments as of September 30, 2015, adjusted for acquisitions and commitments to purchase through November 10, 2015 (refer to the below and Recent Developments) (dollars in thousands):

						Weighted Average		Floating Rate as % of Principal Amount
Investment Type:	Number	Principal Amount (1)	Carrying Value (2)	Allocation by Investment Type (3)	Fixed Rate	Spread over LIBOR (4)	Total Unleveraged Current Yield
First mortgage loans	15	$710,270	$684,970	96.6%	—	5.23%	5.26%	100.0%
Subordinate interests	1	24,863	21,488	3.4%	14.00%	—	14.16%	—
Total/Weighted average	16	$735,133	$706,458	100.0%	14.00%	5.23%	5.53%	96.6%
__________________________________________________________

(1)	Includes future funding commitments of $26.0 million for first mortgage loans and $3.4 million for subordinate interests.

(2)	Certain CRE debt investments serve as collateral for financing transactions, including carrying value of $685.0 million for Term Loan Facilities (refer to Note 6). The remainder is unleveraged.

(3)	Based on principal amount.

(4)
Includes a fixed minimum LIBOR rate (“LIBOR floor”), as applicable. As of November 10, 2015, the Company had $575.3 million principal amount of floating-rate loans subject to a LIBOR floor with the weighted average LIBOR floor of 0.24%.

The following presents our CRE debt portfolio’s diversity across property type and geographic location based on principal amount:

Real Estate Debt by Property Type	Real Estate Debt by Geographic Location

Real Estate Equity
Our CRE equity investment strategy focuses on direct and indirect ownership in commercial real estate and may be structurally senior to a third-party partner’s equity, with an emphasis on properties with stable cash flow and PE Investments that have the potential to appreciate in value and therefore help overcome our upfront fees and expenses. In addition, we may own investments through a joint venture.
Operating Real Estate
Our real estate is currently comprised of the Industrial Portfolio and Office Portfolio.
Our Industrial Portfolio includes net lease properties, which are typically leased to a single tenant.  We may also invest in properties that are leased to tenants with us retaining responsibility for certain operating and capital costs.  At the end of the lease term, the tenant typically has a right to renew the lease at market rates or to vacate the property with no further ongoing obligation.
Our multi-tenant Office Portfolio is focused on properties that are well located with strong operating partners.

As of September 30, 2015, adjusted for acquisitions and commitments to purchase through November 10, 2015, $464.3 million, or 36.3% of our assets were invested in real estate properties and our portfolio was 97% occupied with a weighted average lease term of 4.1 years. The following table presents our real estate property investments as of September 30, 2015, (dollars in thousands):

Property Type	Number of Properties	Amount (1)%		Capacity		Primary Locations
Industrial	22	$332,501	71.6%	6,700,000	square feet	IN, KY, MO, NC, OH, SC
Multi-tenant office	2	131,786	28.4%	717,702	square feet	WA
Subtotal	24	$464,287	100.0%
______________________________________________________

(1)	Based on cost which includes net purchase price allocation related to deferred costs and other assets.
The following presents our real estate portfolio’s diversity across property type and geographic location based on cost:

Real Estate by Property Type	Real Estate by Geographic Location

Investments in Private Equity Funds
Our CRE equity investment strategy includes PE Investments. We classify our PE Investments as equity investments since the underlying collateral in the funds is primarily real estate. The investments have the potential to appreciate in value and therefore help overcome our upfront fees and expenses.
Our PE Investments own limited partnership interests in real estate private equity funds acquired in the secondary market and managed by institutional-quality sponsors, which we refer to as fund interests. As of September 30, 2015, adjusted for acquisitions and commitments to purchase through November 10, 2015, 4.7% of our assets were invested in PE Investments, totaling $60.4 million.
The following tables present a summary of our PE Investments (dollars in thousands):

							Underlying Fund Interests
PE Investment (1)	Number of Funds	Number of General Partners	Initial NAV	Fair Value	Closing NAV as a Percentage of Cost (2)	NAV Growth (3)	Assets, at Cost	Implied Leverage (4)	Expected Future Contributions (5)
PE Investment I	6	4	$50,233	$38,593	166.6%	(13.0)%	$3,858,326	56.8%	$2,582
PE Investments II (6)	3	2	$29,250	$21,762	72.4%	5.4%	$1,856,447	73.0%	$—
_______________________________________________________________

(1)	Based on financial data reported by the underlying funds as of June 30, 2015, which is the most recent financial information from the underlying funds, except as otherwise noted.

(2)	Net cost represents total funded capital less distributions received.

(3)
The net asset value, or NAV, growth for PE Investments is measured from the agreed upon reported NAV at date of acquisition, or Initial NAV. The reported NAV growth for PE Investments owned for less than twelve months is annualized based on actual reported income from the Initial NAV through June 30, 2015.

(4)	Represents implied leverage for funds with investment-level financing, calculated as the underlying borrowing divided by assets at fair value.

(5)	Represents the estimated amount of expected future contributions to funds as of September 30, 2015.

(6)
In August 2015, we paid an initial amount of $9.4 million and will pay the remaining $13.9 million, or 50% of the purchase price, or the Deferred Amount, within 12 months of the applicable closing date of each fund interest.

PE Investment I	Income	Return of Capital	Total Distributions	Contributions	Net
Three months ended September 30, 2015	$1,236	$826	$2,062	$134	$1,928
March 20, 2015 to September 30, 2015 (1)	$2,928	$6,962	$9,890	$511	$9,379

PE Investment II
Three months ended September 30, 2015 (2)	$604	$5,745	$6,349	$—	$6,349
______________________________________________________________

(1)	Represents activity from the initial closing date through September 30, 2015.

(2)	Represents activity from the initial closing date of August 4, 2015 through September 30, 2015.
The following presents the underlying fund interests in our PE Investments by investment type and geographic location based on NAV as of June 30, 2015:

PE Investments by Underlying Investment Type(1)	PE Investments by Underlying Geographic Location(1)

__________________________________________________________

(1)	Based on individual fund financial statements.
Real Estate Securities
Our CRE securities investment strategy may focus on investing in and asset managing a wide range of CRE securities, primarily including CMBS, unsecured REIT debt or CDO notes backed primarily by CRE securities and debt. We expect our CRE securities to have explicit credit ratings assigned by at least one of the major rating agencies (Moody’s Investors Services, Standard & Poor’s, Fitch Ratings, Morningstar, DBRS and/or Kroll, generally referred to as rating agencies).
As of September 30, 2015, adjusted for acquisitions and commitments to purchase through November 10, 2015, 1.5% of our assets were invested in CRE securities and consisted of two CMBS investments totaling $19.0 million purchased at an aggregate $5.5 million discount to par. The bonds have a rating of BBB- from Fitch and Kroll Bond Rating Agency with a weighted average credit support of 8.3%. The bonds are secured by diverse portfolios of mortgage loans with a weighted average loan-to-value, or LTV, of 59.0%. The portfolios are geographically diverse with concentrations in the Northeast, Mid-Atlantic, Southeast, and West regions of the United States and comprise office, retail, multifamily, mixed use, lodging and industrial properties. The bonds were purchased at a weighted average unlevered yield of 7.5%. We intend to lever the bonds with an existing or new credit facility to enhance the yield.
As of September 30, 2015, adjusted for acquisitions and commitments to purchase through November 10, 2015, the weighted average expected maturity of our CMBS was 9.9 years.
Sources of Operating Revenues and Cash Flows
We primarily generate revenue from net interest income on our CRE debt and securities investments and rental and other income from our real estate properties. Additionally, we record equity in earnings of unconsolidated ventures, including from PE Investments. Our income is primarily derived through the difference between revenue and the cost at which we are able to finance our investments. We may also acquire investments which generate attractive returns without any leverage.

Profitability and Performance Metrics
We calculate Funds from Operations, or FFO, and Modified Funds from Operations, or MFFO, (see “Non-GAAP Financial Measures-Funds from Operations and Modified Funds from Operations” for a description of these metrics), to evaluate the profitability and performance of our business.
Outlook and Recent Trends
The Great Recession, which lasted from December 2007 to June 2009, began with the bursting of an $8 trillion housing bubble and had a dramatic negative impact globally on properly functioning capital markets and liquidity across all asset classes and markets. It was not until the beginning of 2012 that liquidity and capital started to become more available in the commercial real estate markets to stronger sponsors and both Wall Street and commercial banks began to more actively provide credit to real estate borrowers accelerating the pace of investment in real estate. In late 2012, in order to stimulate growth, several of the world’s largest central banks acted in a coordinated effort through massive injections of stimulus in the financial markets, which has facilitated keeping interest rates low since then.
A proxy for the liquidity in the commercial real estate market is non-agency CMBS issuance. Approximately $80 billion and $88 billion of non-agency CMBS was issued in the United States in 2013 and 2014, respectively. For the nine months ended September 30, 2015, approximately $72 billion of new CMBS issuance occurred in the United States, with a current projection of $95 billion for 2015, slightly below the original projection of $100 billion for 2015. We believe the U.S. economy is on a healthy growth path. However, there are concerns about low inflation in the United States, a stronger U.S. dollar, slow global growth and international market volatility. Many other global central banks are easing monetary conditions to combat their own problems with low inflation and slow growth.
Valuations in the commercial real estate markets have generally improved since bottoming out in 2009. Robust investor demand in 2014 for commercial real estate increased transaction activity and prices as rent and vacancy fundamentals improved across most property sectors and are forecasted to continue to improve throughout 2015 and into 2016. However, global economic and political headwinds remain. For instance, global market instability and the risk that maturing commercial real estate debt may have difficulties being refinanced, among other factors, may continue to cause periodic volatility in the CRE market for some time. It is currently estimated that approximately $1.4 trillion of commercial real estate debt in the United States will mature through 2018. While there is an increased supply of liquidity and improved fundamentals in the commercial real estate market, we still anticipate that certain of these loans will not be able to be refinanced, potentially inhibiting growth and contracting credit.
Virtually all commercial real estate property types were adversely impacted by the credit crisis and subsequent recession, while some such as land, condominium and other commercial property types were more severely impacted. Our commercial real estate equity, debt and securities investments could be negatively impacted by weak real estate markets and economic conditions. While the U.S. economy is stronger today, a return to weak economic conditions in the future could reduce a tenant’s/operator’s/resident’s/guest’s ability to make payments in accordance with the contractual terms and for companies to lease or occupy new space. To the extent that market rental and occupancy rates are reduced, property-level cash flow could be negatively affected.
After showing considerable resiliency during the economic downturn between 2007 and 2010, the non-traded sector experienced strong growth over recent years with approximately $16 billion of equity raised for programs in this space in 2014 alone. Capital raising in 2015 has remained strong; although down from 2014 due to a variety of factors including a lack of large liquidity events. For the remainder of 2015 and for 2016 we are actively monitoring a variety of trends in this industry including a number of regulatory changes like the implementation of Regulatory Notice 15-02 of the Financial Industry Regulatory Authority, Inc. and the U.S. Department of Labor’s recent proposal on a fiduciary standard for retirement accounts. Due to generally positive market dynamics and our Advisor’s and its affiliates’ expertise and industry relationships, we continue to see a robust pipeline of investment opportunities that have credit qualities and yield profiles that are consistent with our underwriting standards and that we believe offer the opportunity to meet or exceed our targeted returns. While we remain optimistic that we will continue to be able to generate and capitalize on an attractive pipeline of opportunities, there is no assurance that will be the case.
Our Strategy
Our primary business objectives are to originate and acquire real estate-related investments, with a focus on CRE debt, that we expect will generate attractive risk-adjusted returns, stable cash flow for distributions and provide downside protection to our stockholders. Some of our CRE debt investments may be considered transitional in nature because the borrower or owner may have a business plan to improve the collateral and, as a result, we generally require the borrower to fund interest or other reserves, whether through loan proceeds or otherwise, to support debt service payments and capital expenditures. We, our borrower or owner, and possibly a guarantor, may be required to refill these reserves should they become deficient during the applicable period for any reason. We will also seek to realize growth in the value of our real estate equity investments through appreciation and/or by timing their sale to maximize value. We believe that our Advisor and its affiliates have a platform that derives a potential competitive advantage from the combination of experience, proven track record of successfully managing public companies, deep industry relationships and market leading CRE credit underwriting and capital markets expertise which enables us to manage credit risk across our investments as well as to structure and finance our assets efficiently. We believe that our targeted investment types are complementary to each other due to their overlapping sources of investment opportunities, common reliance on CRE fundamentals and ability to apply similar portfolio management and servicing skills to maximize value and to protect capital. We use the net proceeds from our Offering and other financing sources to carry out our primary business objectives of originating and acquiring real estate-related investments.
The following table presents our investment activity for the nine months ended September 30, 2015 and from inception through September 30, 2015, adjusted for our acquisitions and commitments through November 10, 2015 (dollars in thousands):

	Nine Months Ended		From Inception Through
	September 30, 2015		September 30, 2015
	Number	Principal Amount / Cost (1) (2)	Number	Principal Amount / Cost (2) (3)
Real estate debt	8	$254,900	18	$787,963
Investments in private equity funds (4)	2	72,833	2	72,833
Operating real estate	24	464,287	24	464,287
Real estate securities	2	19,000	2	19,000
Total	36	$811,020	46	$1,344,083
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(1)	Includes future funding commitments of $2.2 million for first mortgage loans.

(2)
Based on principal amount for real estate debt investments and securities, fair value for our PE Investments and cost for real estate equity, which includes net purchase price allocation related to deferred costs and other assets.

(3)	Includes future funding commitments of $26.0 million for first mortgage loans and $3.4 million for subordinate interests.

(4)	Includes the Deferred Amount of $13.9 million related to PE Investment II. Excludes contributions related to future funding commitments.
Financing Strategy
We use asset-level financing as part of our investment strategy and we seek to match-fund our assets and liabilities by having similar maturities and like-kind interest rate benchmarks (fixed or floating) to manage refinancing and interest rate risk and utilize non-recourse liabilities whenever possible. Our Advisor is responsible for managing such financing and interest rate risk on our behalf. We intend to pursue a variety of financing arrangements such as credit facilities, securitization financing transactions, mortgage notes and other term borrowings. We continue to seek and prefer long-term, non-recourse financing, including non mark-to-market financing that may be available through securitization.
Our credit facilities currently include three secured Term Loan Facilities that provide for an aggregate principal amount of up to $500.0 million to finance the first mortgage loans and senior loan participations secured by commercial real estate. As of November 10, 2015, we had $432.8 million borrowings outstanding under our Term Loan Facilities, with up to $67.2 million of available borrowings.
Our financing strategy for our debt and securities investments is dependent on our ability to obtain match-funded borrowings at rates that provide a positive net spread, generally using credit facilities and securitization financing transactions.
Although we have a limitation on the maximum leverage for our portfolio, which approximates 75% of the aggregate cost of our investments, including cash and excluding indirect leverage held through our unconsolidated venture investments, before deducting loan loss reserves, other non-cash reserves and depreciation, we do not have a targeted debt-to-equity ratio on an asset-by-asset basis, as we believe the appropriate leverage for the particular assets we finance depends on the specific credit characteristics of each asset. We use leverage for the sole purpose of financing our investments and diversifying our equity and we do not employ leverage to speculate on changes in interest rates. Once we have fully invested the proceeds of our Offering, we expect that our financing may approximate 50% of the cost of our investments, although it may exceed this level during our organization and offering stage.
Portfolio Management
Our Advisor and its affiliates maintain a comprehensive portfolio management process that generally includes day-to-day oversight by the portfolio management and servicing team, regular management meetings and an exhaustive quarterly credit review process. These processes are designed to enable management to evaluate and proactively identify asset-specific credit issues and trends on a portfolio-wide basis. For joint venture investments, we may rely on joint venture partners to provide certain asset management, property management and/or other services in managing our joint investments. Nevertheless, we cannot be certain that our Advisor’s review will identify all issues within our portfolio due to, among other things, adverse economic conditions or events adversely affecting specific assets; therefore, potential future losses may also stem from investments that are not identified during these credit reviews. The portfolio management team, under the direction of the Investment Committee, uses many methods to actively manage our asset base to preserve our income and capital. Credit risk management is the ability to manage our assets in a manner that preserves principal/cost and income and minimizes credit losses that could decrease income and portfolio value. For CRE investments, frequent re-underwriting and dialogue with borrowers/partners and regular inspections of our collateral and owned properties have proven to be an effective process for identifying issues early. During the quarterly credit review, or more frequently as necessary, investments are put on highly-monitored status and identified for possible loan loss reserves/asset impairment, as appropriate, based upon several factors, including missed or late contractual payments, significant declines in collateral performance and other data which may indicate a potential issue in our ability to recover our invested capital from an investment. Our Advisor uses an experienced portfolio management and servicing team that monitors these factors on our behalf.
Our investments are reviewed on a quarterly basis, or more frequently as necessary, to assess whether there are any indicators that the value of our investments may be impaired or that carrying value may not be recoverable. In conducting these reviews, we consider macroeconomic factors, including real estate sector conditions, together with investment and market specific circumstances among other factors. To the extent an impairment has occurred, the loss will be measured as compared to the carrying amount of the investment. An allowance for a doubtful account for a tenant receivable is established based on a periodic review of aged receivables resulting from estimated losses due to the inability of tenants to make required rent and other payments contractually due. Additionally, we establish, on a current basis, allowance for future tenant credit losses on unbilled rents receivable based upon an evaluation of the collectability of such amounts.
Each of our debt investments is secured by CRE collateral and requires customized portfolio management and servicing strategies for dealing with potential credit situations. The complexity of each situation depends on many factors, including the number of properties, the type of property, macro and local market conditions impacting supply/demand, cash flow and the financial condition of our collateral and our borrowers’/tenants’ ability to further support the collateral. Further, many of our investments may be considered transitional in nature because the business plan is to re-position, re-develop or otherwise lease-up the property in order to improve the collateral. At the time of origination or acquisition, the underlying property revenues may not be sufficient to support debt service, lease payments or generate positive net operating income. The business plan may necessitate an interest or lease reserve or other reserves, whether through proceeds from our loans, borrowings, offering proceeds or otherwise, to support debt service or lease payments and capital expenditures during the implementation of the business plan. There may also be a requirement for the borrower, tenant, guarantor or us, to refill these reserves should they become deficient during the applicable period for any reason.
As of September 30, 2015, all of our debt investments were performing in accordance with the contractual terms of their governing documents in all material respects. However, there can be no assurance that our investments will continue to perform in accordance with the contractual terms of the governing documents or underwriting and we may, in the future, record loan loss reserves/asset impairment, as appropriate, if required.
Critical Accounting Policies
Principles of Consolidation
Our consolidated financial statements include the accounts of us, our operating partnership and our consolidated subsidiaries. We consolidate variable interest entities, or VIEs, if any, where we are the primary beneficiary and voting interest entities which are generally majority owned or otherwise controlled by us. All significant intercompany balances are eliminated in consolidation.
Variable Interest Entities
A VIE is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes both a qualitative and quantitative analysis. We base the qualitative analysis on our review of the design of the entity, its organizational structure including decision-making ability and relevant financial agreements and the quantitative analysis on the forecasted cash flow of the entity. We reassess the initial evaluation of an entity as a VIE upon the occurrence of certain reconsideration events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s economic performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to our business activities and the other interests. We reassess the determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the current and future fair value and performance of investments held by these VIEs and general market conditions.
We evaluate our investments and financings, including investments in unconsolidated ventures and securitization financing transactions, if any, to determine whether they are a VIE. We analyze new investments and financings, as well as reconsideration events for existing investments and financings, which vary depending on type of investment. As of September 30, 2015, we have not identified any VIE’s related to our investments or financings.
Voting Interest Entities
A voting interest entity is an entity in which the total equity investment at risk is sufficient to enable it to finance its activities independently and the equity holders have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the losses of the entity and the right to receive the residual returns of the entity. The usual condition for a controlling financial interest in a voting interest entity is ownership of a majority voting interest. If we have a majority voting interest in a voting interest entity, the entity will generally be consolidated. We do not consolidate a voting interest entity if there are substantive participating rights by other parties and/or kick-out rights by a single party.
We perform on-going reassessments of whether entities previously evaluated under the voting interest framework have become VIEs, based on certain events, and therefore subject to the VIE consolidation framework.
Investments in Private Equity Funds
A non-controlling, unconsolidated ownership interest in an entity may be accounted for using the equity method, at fair value or the cost method.
Under the equity method, the investment is adjusted each period for capital contributions and distributions and its share of the entity’s net income (loss). Capital contributions, distributions and net income (loss) of such entities are recorded in accordance with the terms of the governing documents. An allocation of net income (loss) may differ from the stated ownership percentage interest in such entity as a result of preferred returns and allocation formulas, if any, as described in such governing documents.
We may account for an investment in an unconsolidated entity at fair value by electing the fair value option. We elected the fair value option for PE Investments. We record the change in fair value for our share of the projected future cash flow of such investments from one period to another in equity in earnings (losses) of unconsolidated ventures in the consolidated statements of operations. Any change in fair value attributed to market related assumptions is considered unrealized gain (loss).
We may account for an investment that does not qualify for equity method accounting or for which the fair value option was not elected using the cost method if we determine the investment in the unconsolidated entity is insignificant. Under the cost method, equity in earnings is recorded as dividends are received to the extent they are not considered a return of capital, which is recorded as a reduction of cost of the investment.
Fair Value Option
The fair value option provides an election that allows a company to irrevocably elect fair value for certain financial assets and liabilities on an instrument-by-instrument basis at initial recognition. We will generally not elect the fair value option for our assets and liabilities. However, we have elected the fair value option for PE Investments. Any change in fair value for assets and liabilities for which the election is made is recognized in earnings.
Real Estate Debt Investments
CRE debt investments are generally intended to be held to maturity and, accordingly, are carried at cost, net of unamortized loan fees, premium, discount and unfunded commitments. CRE debt investments that are deemed to be impaired are carried at amortized cost less a loan loss reserve, if deemed appropriate, which approximates fair value. CRE debt investments where we do not have the intent to hold the loan for the foreseeable future or until its expected payoff are classified as held for sale and recorded at the lower of cost or estimated value.

Operating Real Estate
Operating real estate is carried at historical cost less accumulated depreciation. Ordinary repairs and maintenance are expensed as incurred. Major replacements and betterments which improve or extend the life of the asset are capitalized and depreciated over their useful life. We follow the purchase method for an acquisition of operating real estate, where the purchase price is allocated to tangible assets such as land, building, tenant and land improvements and other identified intangibles. Costs directly related to an acquisition deemed to be a business combination are expensed and included in transaction costs in our consolidated statements of operations.
Real Estate Securities
We classify our CRE securities investments as available for sale on the acquisition date, which are carried at fair value. Unrealized gains (losses) are recorded as a component of accumulated other comprehensive income, or OCI, in our consolidated statements of equity. However, we may elect the fair value option for certain of our available for sale securities, and as a result, any unrealized gains (losses) on such securities are recorded in unrealized gain (loss) on investments and other in our consolidated statements of operations.
Revenue Recognition
Real Estate Debt Investments
Interest income is recognized on an accrual basis and any related premium, discount, origination costs and fees are amortized over the life of the investment using the effective interest method. The amortization is reflected as an adjustment to interest income in our consolidated statements of operations. The amortization of a premium or accretion of a discount is discontinued if such loan is reclassified to held for sale.
Operating Real Estate
Rental and other income from operating real estate is derived from the leasing of space to various types of tenants. The leases are for fixed terms of varying length and generally provide for annual rentals and expense reimbursements to be paid in monthly installments. Rental income from leases is recognized on a straight-line basis over the term of the respective leases. The excess of rent recognized over the amount contractually due pursuant to the underlying leases is included in receivables on the consolidated balance sheets.
Real Estate Securities
Interest income is recognized using the effective interest method with any premium or discount amortized or accreted through earnings based on expected cash flow through the expected maturity date of the security. Changes to expected cash flow may result in a change to the yield which is then applied retrospectively for high-credit quality securities that cannot be prepaid or otherwise settled in such a way that the holder would not recover substantially all of the investment or prospectively for all other securities to recognize interest income.
Credit Losses and Impairment on Investments
Real Estate Debt Investments
Loans are considered impaired when, based on current information and events, it is probable that we will not be able to collect principal and interest amounts due according to the contractual terms. We assess the credit quality of the portfolio and adequacy of loan loss reserves on a quarterly basis or more frequently as necessary. Significant judgment of management is required in this analysis. We consider the estimated net recoverable value of the loan as well as other factors, including but not limited to the fair value of any collateral, the amount and the status of any senior debt, the quality and financial condition of the borrower and the competitive situation of the area where the underlying collateral is located. Because this determination is based on projections of future economic events, which are inherently subjective, the amount ultimately realized may differ materially from the carrying value as of the balance sheet date. If upon completion of the assessment, the estimated fair value of the underlying collateral is less than the net carrying value of the loan, a loan loss reserve is recorded with a corresponding charge to provision for loan losses. The loan loss reserve for each loan is maintained at a level that is determined to be adequate by management to absorb probable losses.
Income recognition is suspended for a loan at the earlier of the date at which payments become 90-days past due or when, in the opinion of management, a full recovery of income and principal becomes doubtful. When the ultimate collectability of the principal of an impaired loan is in doubt, all payments are applied to principal under the cost recovery method. When the ultimate collectability of the principal of an impaired loan is not in doubt, contractual interest is recorded as interest income when received, under the cash basis method until an accrual is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. A loan is written off when it is no longer realizable and/or legally discharged. As of September 30, 2015, we did not have any impaired CRE debt investments.
Operating Real Estate
Our real estate portfolio is reviewed on a quarterly basis, or more frequently as necessary, to assess whether there are any indicators that the value of our operating real estate may be impaired or that its carrying value may not be recoverable. A property’s value is considered impaired if management’s estimate of the aggregate expected future undiscounted cash flow generated by the property is less than the carrying value. In conducting this review, management considers U.S. macroeconomic factors, real estate sector conditions and asset specific and other factors. To the extent an impairment has occurred, the loss is measured as the excess of the carrying value of the property over the estimated fair value and recorded in impairment on operating real estate in our consolidated statements of operations.
An allowance for a doubtful account for a tenant receivable is established based on a periodic review of aged receivables resulting from estimated losses due to the inability of tenants to make required rent and other payments contractually due. Additionally, we establish, on a current basis, an allowance for future tenant credit losses on unbilled rent receivable based on an evaluation of the collectability of such amounts.
Real Estate Securities
CRE securities for which the fair value option is elected are not evaluated for other-than-temporary impairment, or OTTI, as any change in fair value is recorded in our consolidated statements of operations. Realized losses on such securities are reclassified to realized gain (loss) on investments and other as losses occur.
CRE securities for which the fair value option is not elected are evaluated for OTTI quarterly. Impairment of a security is considered to be other-than-temporary when: (i) the holder has the intent to sell the impaired security; (ii) it is more likely than not the holder will be required to sell the security; or (iii) the holder does not expect to recover the entire amortized cost of the security. When a CRE security has been deemed to be other-than-temporarily impaired due to (i) or (ii), the security is written down to its fair value and an OTTI is recognized in our consolidated statements of operations. In the case of (iii), the security is written down to its fair value and the amount of OTTI is then bifurcated into: (a) the amount related to expected credit losses; and (b) the amount related to fair value adjustments in excess of expected credit losses. The portion of OTTI related to expected credit losses is recognized in our consolidated statements of operations. The remaining OTTI related to the valuation adjustment is recognized as a component of accumulated OCI in our consolidated statements of equity. The portion of OTTI recognized through earnings is accreted back to the amortized cost basis of the security through interest income, while amounts recognized through OCI are amortized over the life of the security with no impact on earnings. CRE securities which are not high-credit quality are considered to have an OTTI if the security has an unrealized loss and there has been an adverse change in expected cash flow. The amount of OTTI is then bifurcated as discussed above.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board, or FASB, issued an accounting update requiring a company to recognize as revenue the amount of consideration it expects to be entitled to in connection with the transfer of promised goods or services to customers.  The accounting standard update will replace most of the existing revenue recognition guidance currently promulgated by U.S. GAAP. In July 2015, the FASB decided to delay the effective date of the new revenue standard by one year.  The effective date of the new revenue standard for us will be January 1, 2018. We are in the process of evaluating the impact, if any, of the update on our consolidated financial position, results of operations and financial statement disclosures.
In February 2015, the FASB issued updated guidance that changes the rules regarding consolidation. The pronouncement eliminates specialized guidance for limited partnerships and similar legal entities and removes the indefinite deferral for certain investment funds. The new guidance is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015, with early adoption permitted. We are currently assessing the impact of the guidance on our consolidated financial position, results of operations and financial statement disclosures.
In April 2015, the FASB issued an accounting update changing the presentation of financing costs in financial statements. Under the new guidance, an entity would present these costs in the balance sheet as a direct deduction from the related liability rather than as an asset.  Amortization of the costs would continue to be reported as interest expense.  The new guidance is effective for annual periods and interim periods beginning after December 15, 2015, with early adoption permitted. We are currently assessing the impact of the guidance on our consolidated financial position, results of operations and financial statement disclosures.
In September 2015, the FASB issued updated guidance that eliminates the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively. Under the new guidance, an acquirer will recognized a measurement-period adjustment during the period in which it determines the amount of the adjustment. The new guidance is effective for annual periods and interim periods beginning after December 15, 2015, with early adoption permitted. We adopted this guidance in the third quarter 2015 and it did not have a material impact on our consolidated financial position, results of operations and financial statement disclosures.
Results of Operations
Comparison of the Three Months Ended September 30, 2015 to September 30, 2014 (dollars in thousands):

	Three Months Ended September 30,		Increase (Decrease)
	2015	2014	Amount
Net interest income
Interest income	$9,840	$3,129	$6,711
Interest expense	2,780	738	2,042
Net interest income	7,060	2,391	4,669

Property and other revenues
Rental and other income	8,428	—	8,428
Total property and other revenues	8,428	—	8,428

Expenses
Asset management and other fees - related party	5,041	646	4,395
Mortgage notes interest expense	3,067	—	3,067
Transaction costs	459	—	459
Property operating expenses	2,134	—	2,134
General and administrative expenses	2,420	908	1,512
Depreciation and amortization	1,913	—	1,913
Total expenses	15,034	1,554	13,480
Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	454	837	(383)
Equity in earnings (losses) of unconsolidated ventures	1,840	—	1,840
Income tax benefit (expense)	(264)	—	(264)
Net income (loss)	$2,030	$837	$1,193
Net Interest Income
Net interest income is interest income generated on our interest-earning assets less interest expense on our related interest-bearing liabilities. Interest income increase of $6.7 million was primarily attributable to 10 investments originated or acquired subsequent to the third quarter 2014. Interest expense increase of $2.0 million was primarily attributable to borrowings on our Term Loan Facilities subsequent to the third quarter 2014 and related amortization of deferred financing costs.
Property and Other Revenues
Rental and Other Income
Rental and other income increase of $8.4 million was attributable to two real estate equity investment portfolios acquired in 2015. There were no equity investments in 2014.
Expenses
Asset Management and Other Fees - Related Party
Asset management and other fees - for the three months ended September 30, 2015, we expensed $1.6 million in acquisition fees for equity investments and $3.5 million in asset management fees. The overall increase of $4.4 million was due to an increase in investment activity in 2015 as compared to 2014.
Mortgage Notes Interest Expense
Mortgage notes interest expense increase of $3.1 million was attributable to the mortgage notes on two real estate equity investment portfolios acquired in 2015. There were no equity investments in 2014.

Transaction Costs
Transaction costs represent costs such as professional fees associated with new investments. Transaction costs for the three months ended September 30, 2015 of $0.5 million are related to completed acquisitions of investments in our real estate equity segment. There were no equity investments in 2014.
Property Operating Expenses
Property operating expenses increase of $2.1 million was attributable to the operations of two real estate equity investment portfolios acquired in 2015. There were no equity investments in 2014.
General and Administrative Expenses
General and administrative expenses are incurred at the corporate level. General and administrative expenses include auditing and professional fees, director fees, organization and other costs associated with operating our business. General and administrative expenses increase of $1.5 million was primarily attributable to increased operating costs related to heightened investment activity in 2015 compared to 2014.
Depreciation and Amortization
Depreciation and amortization increase of $1.9 million was attributable to two real estate equity investment portfolios acquired in 2015. There were no equity investments in 2014.
Equity in Earnings (Losses) of Unconsolidated Ventures
Equity in earnings (losses) of unconsolidated ventures increase of $1.8 million was attributable to earnings from PE Investments. There were no equity in earnings (losses) of unconsolidated ventures for the three months ended September 30, 2014.
Income Tax Benefit (Expense)
For the three months ended September 30, 2015, we recorded income tax expense of $0.3 million related to PE Investment I and our Industrial Portfolio. We did not incur any income tax expense for the three months ended September 30, 2014.

Comparison of the Nine Months Ended September 30, 2015 to September 30, 2014 (dollars in thousands):

	Nine Months Ended September 30,		Increase (Decrease)
	2015	2014	Amount
Net interest income
Interest income	$24,907	$5,693	$19,214
Interest expense	6,703	1,507	5,196
Net interest income	18,204	4,186	14,018

Property and other revenues
Rental and other income	9,371	—	9,371
Total property and other revenues	9,371	—	9,371

Expenses
Asset management and other fees - related party	12,371	1,229	11,142
Mortgage notes interest expense	3,429	—	3,429
Transaction costs	5,565	—	5,565
Property operating expenses	2,359	—	2,359
General and administrative expenses	5,542	1,685	3,857
Depreciation and amortization	2,125	—	2,125
Total expenses	31,391	2,914	28,477
Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	(3,816)	1,272	(5,088)
Equity in earnings (losses) of unconsolidated ventures	3,532	—	3,532
Income tax benefit (expense)	(433)	—	(433)
Net income (loss)	$(717)	$1,272	$(1,989)
Net Interest Income
Net interest income is interest income generated on our interest-earning assets less interest expense on our related interest-bearing liabilities. Interest income increase of $19.2 million was primarily attributable to 10 investments originated or acquired subsequent to the third quarter 2014. Interest expense increase of $5.2 million was primarily attributable to borrowings on our Term Loan Facilities subsequent to the third quarter 2014 and related amortization of deferred financing costs.
Property and Other Revenues
Rental and Other Income
Rental and other income increase of $9.4 million was attributable to two real estate equity investment portfolios acquired in 2015. There were no equity investments in 2014.
Expenses
Asset Management and Other Fees - Related Party
Asset management and other fees - for the nine months ended September 30, 2015, we expensed $5.2 million in acquisition fees for equity investments and $7.2 million in asset management fees. The overall increase of $11.1 million was due to an increase in investment activity in 2015 as compared to 2014.
Mortgage Notes Interest Expense
Mortgage notes interest expense increase of $3.4 million was attributable to the mortgage notes on two real estate equity investment portfolios acquired in 2015. There were no equity investments in 2014.
Transaction Costs
Transaction costs represent costs such as professional fees associated with new investments. Transaction costs for the nine months ended September 30, 2015 of $5.6 million are related to completed acquisitions of investments in our real estate equity segment. There were no equity investments in 2014.

Property Operating Expenses
Property operating expenses increase of $2.4 million was attributable to the operations of two real estate equity investment portfolios acquired in 2015. There were no equity investments in 2014.
General and Administrative Expenses
General and administrative expenses are incurred at the corporate level. General and administrative expenses include auditing and professional fees, director fees, organization and other costs associated with operating our business. General and administrative expenses increase of $3.9 million was primarily attributable to increased operating costs related to heightened investment activity in 2015 compared to 2014.
Depreciation and Amortization
Depreciation and amortization increase of $2.1 million was attributable to two real estate equity investment portfolios acquired in 2015. There were no equity investments in 2014.
Equity in Earnings (Losses) of Unconsolidated Ventures
Equity in earnings (losses) of unconsolidated ventures increase of $3.5 million was attributable to earnings from PE Investments. There were no equity in earnings (losses) of unconsolidated ventures for the nine months ended September 30, 2014.
Income Tax Benefit (Expense)
For the nine months ended September 30, 2015, we recorded income tax expense of $0.4 million related to PE Investment I and our Industrial Portfolio. We did not incur any income tax expense for the nine months ended September 30, 2014.
Liquidity and Capital Resources
We require capital to fund our investment activities, operating expenses and to make distributions. We obtain the capital required to acquire and manage our CRE portfolio and conduct our operations from the proceeds of our Offerings and any future offerings we may conduct. We access additional capital from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. In March 2015, our board of directors determined to extend the Offering for one year to May 2016. As of November 10, 2015, we had $227.4 million in cash.
If we are unable to raise more funds in our Offering, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we have certain fixed direct and indirect operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in our Offering. Our inability to raise more funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.
Our charter limits us from incurring borrowings that would exceed 300% of our net assets. We cannot exceed this limit unless any excess in borrowing over such level is approved by a majority of our independent directors. We would need to disclose any such approval to our stockholders in our next quarterly report along with the justification for such excess. An approximation of this leverage calculation is 75% of the cost of our investments, including cash and excluding indirect leverage held through our unconsolidated venture investments. As of September 30, 2015, our leverage as a percentage of our cost of investments was 59%. Once we have fully invested the proceeds of our Offering, we expect that our financing may approximate 50% of the cost of our investments, including cash and excluding indirect leverage held through our unconsolidated venture investments, although it may exceed this level during our organization and offering stage.
In addition to making investments in accordance with our investment objectives, we use our capital resources to make certain payments to our Advisor, our Prior Advisor and our Dealer Manager. During our organization and offering stage, these payments include payments to our Dealer Manager for selling commissions and dealer manager fees and payments to our Advisor, Prior Advisor or their affiliates, as applicable, for reimbursement of certain organization and offering costs. However, we will not be obligated to reimburse our Advisor, or its affiliates, as applicable, to the extent that the aggregate of selling commissions, dealer manager fees and other organization and offering costs incurred by us exceed 15% of gross proceeds from our Offering. During our acquisition and development stage, we expect to make payments to our Advisor, or its affiliates, as applicable, in connection with the selection and origination or acquisition of investments, the management of our assets and costs incurred by our Advisor in providing services to us. On June 30, 2014, we entered into a new advisory agreement with our Advisor, on terms substantially similar to those set forth in our prior advisory agreement with our Prior Advisor, which has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of our Advisor and our board of directors, including a majority of our independent directors.
Term Loan Facilities
Our Term Loan Facilities provide an aggregate principal amount of up to $500.0 million to finance the origination of first mortgage loans and senior loan participations secured by CRE. The interest rates and advance rates depend on asset type and characteristic. Maturity dates of our Term Loan Facilities range from July 2016 to June 2018 and have extensions available at our option, subject to the satisfaction of certain customary conditions, with a maturity date extending through July 2019. In July 2015, we exercised our first one-year extension for one of our Term Loan Facilities. Our Term Loan Facilities contain representations, warranties, covenants, conditions precedent to funding, events of default and indemnities that are customary for agreements of this type. We are currently in compliance with all of our financial covenants under our Term Loan Facilities. As of November 10, 2015, we had up to $67.2 million of available borrowings under our Term Loan Facilities.
Cash Flows
The following presents a summary of our consolidated statements of cash flows for the nine months ended September 30, 2015 and 2014 (dollars in thousands):

	Nine Months Ended September 30,
Cash flow provided by (used in):	2015	2014
Operating activities	$5,241	$1,511
Investing activities	(669,198)	(337,666)
Financing activities	819,729	364,588
Net increase (decrease) in cash	$155,772	$28,433
Nine Months Ended September 30, 2015 Compared to September 30, 2014
Net cash provided by operating activities was $5.2 million for the nine months ended September 30, 2015 compared to $1.5 million for the nine months ended September 30, 2014. The increase in net cash flow provided by operating activities was primarily related to an increase in interest income and rental and other revenues due to an increase in invested assets, partially offset by an increase in interest paid on our borrowings, payments of certain general and administrative expenses and transaction costs.
Net cash used in investing activities was $669.2 million for the nine months ended September 30, 2015 compared to $337.7 million for the nine months ended September 30, 2014. The increase in net cash flow used by investing activities was primarily related to new investment activity, including PE Investments, CRE debt and CRE equity, partially offset by debt investment repayments.
Net cash provided by financing activities was $819.7 million for the nine months ended September 30, 2015 compared to $364.6 million for the nine months ended September 30, 2014. The increase in net cash flow provided by financing activities was primarily related to net proceeds from the issuance of common stock through our Offering and proceeds from borrowings, partially offset by distributions paid on and redemptions of common stock.
Off-Balance Sheet Arrangements
As of September 30, 2015, we had no off-balance sheet arrangements. We have certain arrangements which do not meet the definition of off-balance sheet arrangements, but do have some of the characteristics of off-balance sheet arrangements. We have made investments in unconsolidated ventures. Refer to “Note 5. Investments in Private Equity Funds” in “Item 1. Financial Statements” for a discussion of such unconsolidated ventures in our consolidated financial statements. In each case, our exposure to loss is limited to the carrying value of our investment.
Related Party Arrangements
Advisor
In connection with the completion of NorthStar Realty’s spin-off of its asset management business into our Sponsor, on June 30, 2014, we entered into a new advisory agreement with our Advisor, an affiliate of our Sponsor, on terms substantially similar to those set forth in the prior advisory agreement, and terminated the advisory agreement with our Prior Advisor. In June 2015, the advisory agreement was renewed for an additional one-year term commencing on June 30, 2015, with terms identical to those in effect through June 30, 2015. For periods prior to June 30, 2014, the information below regarding fees and reimbursements incurred and accrued but not yet paid relates to our Prior Advisor.
Subject to certain restrictions and limitations, our Advisor is responsible for managing our affairs on a day-to-day basis and for identifying, originating, acquiring and asset managing investments on our behalf. Our Advisor may delegate certain of its obligations to affiliated entities, which may be organized under the laws of the United States or foreign jurisdictions. References to our Advisor include our Advisor and any such affiliated entities. For such services, to the extent permitted by law and regulations, our Advisor receives fees and reimbursement from us. Below is a description and table of the fees and reimbursements incurred to our Advisor.
Fees to Advisor
Asset Management Fee
Our Advisor, or its affiliates, receives a monthly asset management fee equal to one-twelfth of 1.25% of the sum of the amount funded or allocated for CRE investments, including expenses and any financing attributable to such investments, less any principal received on debt and securities investments (or our proportionate share thereof in the case of an investment made through a joint venture).
Acquisition Fee
Our Advisor, or its affiliates, also receives an acquisition fee equal to 1.0% of the amount funded or allocated by us to originate or acquire investments, including acquisition costs and any financing attributable to such investments (or our proportionate share thereof in the case of an investment made through a joint venture). An acquisition fee paid to our Advisor related to the origination or acquisition of CRE debt investments is included in CRE debt investments, net on our consolidated balance sheets and is amortized to interest income over the life of the investment using the effective interest method. An acquisition fee incurred related to an equity investment will generally be expensed as incurred. An acquisition fee paid to our Advisor related to the acquisition of an equity or debt investment in an unconsolidated joint venture is included in investments in unconsolidated ventures on our consolidated balance sheets.
Disposition Fee
For substantial assistance in connection with the sale of investments and based on the services provided, our Advisor, or its affiliates, receives a disposition fee up to 1.0% of the contract sales price of each CRE investment sold. We do not pay a disposition fee upon the maturity, prepayment, workout, modification or extension of a CRE debt investment unless there is a corresponding fee paid by our borrower, in which case the disposition fee is the lesser of: (i) 1.0% of the principal amount of the CRE debt investment prior to such transaction; or (ii) the amount of the fee paid by our borrower in connection with such transaction. If we take ownership of a property as a result of a workout or foreclosure of a CRE debt investment, we will pay a disposition fee upon the sale of such property. A disposition fee from the sale of a CRE investment is generally expensed and included in asset management and other fees - related party in our consolidated statements of operations. A disposition fee for a CRE debt investment incurred in a transaction other than a sale is included in CRE debt investments, net on our consolidated balance sheets and is amortized to interest income over the life of the investment using the effective interest method.
Reimbursements to Advisor
Operating Costs
Our Advisor, or its affiliates, is entitled to receive reimbursement for direct and indirect operating costs incurred by our Advisor in connection with administrative services provided to us. Our Advisor allocates, in good faith, indirect costs to us related to our Advisor’s and its affiliates’ employees, occupancy and other general and administrative costs and expenses in accordance with the terms of, and subject to the limitations contained in, the advisory agreement with our Advisor. The indirect costs include our allocable share of our Advisor’s compensation and benefit costs associated with dedicated or partially dedicated personnel who spend all or a portion of their time managing our affairs, based upon the percentage of time devoted by such personnel to our affairs. The indirect costs also include rental and occupancy, technology, office supplies and other general and administrative costs and expenses. However, there is no reimbursement for personnel costs related to executive officers and other personnel involved in activities for which our Advisor receives an acquisition fee or a disposition fee. Our Advisor allocates these costs to us relative to its and its affiliates’ other managed companies in good faith and has reviewed the allocation with our board of directors, including its independent directors. Our Advisor will update the board of directors on a quarterly basis of any material changes to the expense allocation and will provide a detailed review to the board of directors, at least annually, and as otherwise requested by the board of directors. We reimburse our Advisor quarterly for operating costs (including the asset management fee) based on a calculation for the four preceding fiscal quarters not to exceed the greater of: (i) 2.0% of our average invested assets; or (ii) 25.0% of our net income determined without reduction for any additions to reserves for depreciation, loan losses or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Notwithstanding the above, we may reimburse our Advisor for expenses in excess of this limitation if a majority of our independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. We calculate the expense reimbursement quarterly based upon the trailing twelve-month period.
Organization and Offering Costs
Our Advisor, or its affiliates, is entitled to receive reimbursement for organization and offering costs paid on behalf of us in connection with our Offering. We are obligated to reimburse our Advisor, or its affiliates, as applicable, for organization and offering costs to the extent the aggregate of selling commissions, dealer manager fees and other organization and offering costs do not exceed 15.0% of gross proceeds from our Offering. Our Advisor does not expect reimbursable organization and offering costs, excluding selling commissions and dealer manager fees, to exceed $15.0 million, or 1.0% of the total proceeds available to be raised from our Primary Offering. We shall not reimburse our Advisor for any organization and offering costs that our independent directors determine are not fair and commercially reasonable to us.
Dealer Manager
Selling Commissions and Dealer Manager Fees
Prior to October 16, 2015, pursuant to a dealer manager agreement, we paid our Dealer Manager, selling commissions of up to 7.0% of gross proceeds from our Primary Offering, all of which are reallowed to participating broker-dealers. In addition, we paid our Dealer Manager a dealer manager fee of up to 3.0% of gross proceeds from our Primary Offering, a portion of which is typically reallowed to participating broker-dealers and paid to certain employees of our Dealer Manager. Please see “Recent Developments — Reclassification of Shares and Related Amendments” for information regarding updates to our Offering relating to our reclassification of shares of our common stock into Class A shares and Class T shares. No selling commissions or dealer manager fees are paid for sales pursuant to our DRP.
Summary of Fees and Reimbursements
The following table presents the fees and reimbursements incurred to our Advisor and our Dealer Manager for the three and nine months ended September 30, 2015 and 2014 and the amount due to related party as of September 30, 2015 and December 31, 2014 (dollars in thousands):

		Three Months Ended September 30,		Nine Months Ended September 30,		Due to Related Party as of
Type of Fee or Reimbursement	Financial Statement Location	2015	2014	2015	2014	September 30, 2015	December 31, 2014
Fees to Advisor
Asset management	Asset management and other fees - related party	$3,475	$646	$7,184	$1,229	$—	$—
Acquisition (1)	Real estate debt investments, net / Asset management and other fees- related party	2,051	2,146	7,326	3,553	365	—
Disposition (1)	Real estate debt investments, net	253	—	528	—	—	—
Reimbursements to Advisor
Operating costs (3)	General and administrative expenses	2,269	657	5,093	1,177	59	—
Organization	General and administrative expenses	42	204	148	385	27	25
Offering	Cost of capital (2)	797	548	2,807	4,165	514	468
Selling commissions / Dealer manager fees	Cost of capital (2)	11,176	7,002	44,347	17,954	—	—
Total						$965	$493
_________________________________

(1)
Acquisition/disposition fees incurred to our Advisor related to CRE debt investments are generally offset by origination/exit fees paid to us by borrowers if such fees are required from the borrower. Acquisition fees related to equity investments are included in asset management and other fees - related party in our consolidated statements of operations. Our Advisor may determine to defer fees or seek reimbursement.

(2)	Cost of capital is included in net proceeds from issuance of common stock in our consolidated statements of equity.

(3)	As of September 30, 2015, our Advisor has incurred unreimbursed operating costs on our behalf of $9.0 million, that remain eligible to allocate to us.
NorthStar Realty Purchase of Common Stock
Pursuant to our distribution support agreement, or our Distribution Support Agreement, NorthStar Realty committed to purchase up to an aggregate of $10.0 million in shares of our common stock at a price of $9.00 per share if cash distributions exceed MFFO to provide additional funds to support distributions to stockholders. In September 2013, NorthStar Realty purchased 222,223 shares of our common stock for $2.0 million under our Distribution Support Agreement to satisfy the minimum offering requirement, which reduced the total commitment. As of September 30, 2015, including the purchase of shares to satisfy the minimum offering requirement, NorthStar Realty purchased 432,636 shares of our common stock for $3.9 million with $6.1 million remaining outstanding under such commitment. In March 2015, our board of directors amended and restated our Distribution Support Agreement to, among other things, extend the term of our Distribution Support Agreement for one year to May 2016.
Recent Developments
Reclassification of Shares and Related Amendments
On August 7, 2015, we filed a post-effective amendment to our registration statement in order to offer Class A Shares and Class T Shares. In connection with the offering of Class T Shares and reclassification of our shares of common stock into Class A Shares and Class T Shares, on October 8, 2015, we filed articles of amendment and articles supplementary to our charter with the state of Maryland and all shares of common stock outstanding were classified as Class A Shares. The terms of the Class A Shares are identical to the shares of common stock issued prior to October 8, 2015. The SEC declared the post-effective amendment effective on October 19, 2015, at which time we began offering for sale in the Primary Offering up to $1.5 billion in shares of common stock at a price of $10.00 per Class A Share and $9.4489 per Class T Share. The following summarizes the differences in fees and selling commissions between the classes of our common stock:

	Class A	Class T
Initial Offering Price	$10.00	$9.4489
Selling Commission (per share)	7.0%	2.0%
Dealer Manager Fee (per share)	3.00%	2.75%
Annual Distribution Fee (per share)	None	1.0%	(1)
_____________________________________________

(1)
The distribution fee is calculated on outstanding Class T Shares issued in the Primary Offering in an amount equal to 1.0% per annum of the gross offering price per share (or, if we are no longer offering shares in a public offering, the most recent gross offering price per share or the estimated per share value of Class T Shares, if any has been disclosed). We will cease paying distribution fees with respect to each Class T Share on the earliest to occur of the following: (i) a listing of shares of our common stock on a national securities exchange; (ii) such Class T Share is no longer outstanding; (iii) the dealer manager’s determination that total underwriting compensation from all sources, including dealer manager fees, selling commissions, distribution fees and any other underwriting compensation paid to participating broker dealers with respect to all Class A Shares and Class T Shares would be in excess of 10% of the gross proceeds of the Primary Offering; or (iv) the end of the month in which the transfer agent, on our behalf, determines that total underwriting compensation with respect to the Class T primary shares held by a stockholder within his or her particular account, including dealer manager fees, selling commissions, and distribution fees, would be in excess of 10% of the total gross offering price at the time of the investment in the Class T Shares held in such account.

Other than the differing fees, as described above, the Class A Shares and Class T Shares have identical rights and privileges, such as identical voting rights.
In connection with the foregoing, effective October 16, 2015, we have amended our dealer manager agreement, the participating dealer agreement, the distribution support agreement as well as the limited partnership agreement of our operating partnership. In addition, we have amended our distribution reinvestment plan and share repurchase program to enable participating stockholders to automatically reinvest in additional shares of the same class at a price equal to $9.50 per Class A Share and $9.10 per Class T Share until we determine to change the offering price of the shares sold in our offering. If we determine to change the offering price of the shares sold in our offering, any distributions for each class of stock will be reinvested at a price equal to 96.25% of the then current offering price. The amended distribution reinvestment plan also includes provisions relating to how the purchase price pursuant to the amended distribution reinvestment plan will be determined if we are no longer offering shares in our public offering.
On November 10, 2015, upon the recommendation of the audit committee of our board of directors, our board of directors, including all of its independent directors, approved a revised offering price of $10.1672 per Class A share (the “Class A Offering Price”) and $9.6068 per Class T share (the “Class T Offering Price” and, collectively with the Class A Offering Price, the “Revised Offering Prices”) for shares sold in our ongoing $1.65 billion initial public offering of common stock, consisting of $1.5 billion in Class A and Class T shares of common stock in our Primary Offering and $150 million in Class A shares and Class T shares of common stock pursuant to the DRP. The Revised Offering Prices will take effect on November 16, 2015. In addition, effective November 16, 2015, shares sold pursuant to the DRP will be sold at $9.79 per Class A share and $9.25 per Class T share. Refer to “Item 5. Other” in “Part II. Other Information” for additional details.

Common Stock from Primary Offering
For the period from October 1, 2015 through November 10, 2015, we issued 3.2 million shares of common stock pursuant to our Primary Offering generating gross proceeds of $32.0 million. From inception through November 10, 2015, we issued 78.9 million shares of common stock pursuant to our Primary Offering generating gross proceeds of $787.4 million.
Distribution Reinvestment Plan
For the period from October 1, 2015 through November 10, 2015, we issued 459,176 shares of common stock pursuant to the DRP raising proceeds of $4.4 million. As of November 10, 2015, 13.6 million shares were available to be issued pursuant to the DRP.
Distributions
On November 10, 2015, our board of directors approved a daily cash distribution of $0.001912568 per share of Class A common stock and $0.001912568 per share of Class T common stock less the distribution fees that are payable with respect to such Class T Shares for each of the three months ended March 31, 2016. Distributions are generally paid to stockholders on the first business day of the month following the month for which the distribution was accrued.
Share Repurchases
From October 1, 2015 through November 10, 2015, we repurchased 26,140 shares for a total of $0.3 million or a weighted average price of $9.75 per share under a share repurchase program, or our Share Repurchase Program, that enables stockholders to sell their shares to us in certain circumstances, including death or a qualifying disability. We fund repurchase requests received during a quarter with proceeds set aside for that purpose which are not expected to exceed proceeds received from our DRP.
New Investments
Debt Investments
In October 2015, we originated a $41.0 million first mortgage loan secured by a retail property located in Beverly Hills, CA. The loan bears interest at 4.10% plus a 0.25% LIBOR floor.
Real Estate Securities
In October 2015, we purchased CMBS with a face value of $11.5 million at a discount of $3.3 million to par. The bond has a rating of BBB- from Fitch and Kroll Bond Rating Agency with a credit support of 8.4%. The bond is secured by a diverse portfolio of mortgage loans with a weighted average LTV of 60.7%. The portfolio is geographically diverse with concentrations in the Northeast, Mid-Atlantic, Southeast, and West regions of the United States and comprises office, retail, multifamily, mixed use, lodging and industrial properties. The bond was purchased at an unlevered yield of 7.2%. We intend to lever the bond with an existing or new credit facility to enhance the yield. As of purchase date, the weighted average expected maturity of the CMBS was 9.9 years.
In November 2015, we purchased CMBS with a face value of $7.5 million at a discount of $2.2 million to par.  The bond has a rating of BBB- from Fitch and Kroll Bond Rating Agency with a credit support of 8.3%.  The bond is secured by a diverse portfolio of mortgage loans with a weighted average LTV of 56.5%.  The portfolio is geographically diverse with concentrations in the Northeast, Mid-Atlantic, Southeast, and West regions of the United States and comprises retail, office, hospitality, multifamily, and industrial properties.  The bond was purchased at an unlevered yield of 8.0%.  We intend to lever the bond with an existing or new credit facility to enhance the yield.  As of purchase date, the weighted average expected maturity of the CMBS was 10.0 years.
New Borrowings
In October 2015, two first mortgage CRE debt investments totaling $77.5 million were financed with Loan Facility 3 with $56.3 million drawn on the facility related to these investments.
Inflation
Virtually all of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors influence our performance significantly more than inflation does. A change in interest rates may correlate with the inflation rate.
Refer to Item 3. “Quantitative and Qualitative Disclosures About Market Risk” for additional details.

Non-GAAP Financial Measures
Funds from Operations and Modified Funds from Operations
We believe that FFO and MFFO, both of which are a non-GAAP measure, are additional appropriate measures of the operating performance of a REIT and of us in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income (loss) (computed in accordance with U.S. GAAP), excluding gains (losses) from sales of depreciable property, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, impairment on depreciable property owned directly or indirectly and after adjustments for unconsolidated ventures.
Changes in the accounting and reporting rules under U.S. GAAP that have been put into effect since the establishment of NAREIT’s definition of FFO have prompted an increase in the non-cash and non-operating items included in FFO. For instance, the accounting treatment for acquisition fees related to business combinations has changed from being capitalized to being expensed. Additionally, publicly registered, non-traded REITs are typically different from traded REITs because they generally have a limited life followed by a liquidity event or other targeted exit strategy. Non-traded REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation as compared to later years when the proceeds from their initial public offering have been fully invested and when they may seek to implement a liquidity event or other exit strategy. However, it is likely that we will make investments past the acquisition and development stage, albeit at a substantially lower pace.
Acquisition fees paid to our Advisor in connection with the origination and acquisition of debt investments are amortized over the life of the investment as an adjustment to interest income under U.S. GAAP and are therefore included in the computation of net income (loss) and income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense), both of which are performance measures under U.S. GAAP. We adjust MFFO for the amortization of acquisition fees in the period when such amortization is recognized under U.S. GAAP. Acquisition fees are paid in cash that would otherwise be available to distribute to our stockholders. In the event that proceeds from our Offering are not sufficient to fund the payment or reimbursement of acquisition fees and expenses to our Advisor, such fees would be paid from other sources, including new financing, operating cash flow, net proceeds from the sale of investments or from other cash flow. We believe that acquisition fees incurred by us negatively impact our operating performance during the period in which such investments are originated or acquired by reducing cash flow and therefore the potential distributions to our stockholders. However, in general, we earn origination fees for debt investments from our borrowers in an amount equal to the acquisition fees paid to our Advisor, and as a result, the impact of acquisition fees to our operating performance and cash flow would be minimal.
Acquisition fees and expenses paid to our Advisor and third parties in connection with the acquisition of equity investments are considered expenses and are included in the determination of net income (loss) and income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense), both of which are performance measures under U.S. GAAP. Such fees and expenses will not be reimbursed by our Advisor or its affiliates and third parties, and therefore, if there are no further proceeds from the sale of shares of our common stock to fund future acquisition fees and expenses, such fees and expenses will need to be paid from either additional debt, operating earnings, cash flow or net proceeds from the sale of investments or properties. All paid and accrued acquisition fees and expenses will have negative effects on future distributions to stockholders and cash flow generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property.
The origination and acquisition of debt investments and the corresponding acquisition fees paid to our Advisor (and any offsetting origination fees received from our borrowers) associated with such activity is a key operating feature of our business plan that results in generating income and cash flow in order to make distributions to our stockholders. Therefore, the exclusion for acquisition fees may be of limited value in calculating operating performance because acquisition fees affect our overall long-term operating performance and may be recurring in nature as part of net income (loss) and income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense) over our life.
Due to certain of the unique features of publicly-registered, non-traded REITs, the Investment Program Association, or the IPA, an industry trade group, standardized a performance measure known as MFFO and recommends the use of MFFO for such REITs. Management believes MFFO is a useful performance measure to evaluate our business and further believes it is important to disclose MFFO in order to be consistent with the IPA recommendation and other non-traded REITs. MFFO that adjusts for items such as acquisition fees would only be comparable to non-traded REITs that have completed the majority of their acquisition activity and have other similar operating characteristics as us. Neither the Securities and Exchange Commission, or the SEC, nor any other regulatory body has approved the acceptability of the adjustments that we use to calculate MFFO. In the future, the SEC or another regulatory body may decide to standardize permitted adjustments across the non-listed REIT industry and we may need to adjust our calculation and characterization of MFFO.

MFFO is a metric used by management to evaluate our future operating performance once our organization and offering and acquisition and development stages are complete and is not intended to be used as a liquidity measure. Although management uses the MFFO metric to evaluate future operating performance, this metric excludes certain key operating items and other adjustments that may affect our overall operating performance. MFFO is not equivalent to net income (loss) as determined under U.S. GAAP. In addition, MFFO is not a useful measure in evaluating NAV, since an impairment is taken into account in determining NAV but not in determining MFFO.
We define MFFO in accordance with the concepts established by the IPA and adjust for certain items, such as accretion of a discount and amortization of a premium on borrowings and related deferred financing costs, as such adjustments are comparable to adjustments for debt investments and will be helpful in assessing our operating performance. We also adjust MFFO for deferred tax benefit or expense, as applicable, as such items are not indicative of our operating performance. Our computation of MFFO may not be comparable to other REITs that do not calculate MFFO using the same method. MFFO is calculated using FFO. FFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations. MFFO excludes from FFO the following items:

•	acquisition fees and expenses;

•
non-cash amounts related to straight-line rent and the amortization of above or below market and in-place intangible lease assets and liabilities (which are adjusted in order to reflect such payments from an accrual basis of accounting under U.S. GAAP to a cash basis of accounting);

•	amortization of a premium and accretion of a discount on debt investments;

•	non-recurring impairment of real estate-related investments;

•	realized gains (losses) from the early extinguishment of debt;

•
realized gains (losses) on the extinguishment or sales of hedges, foreign exchange, securities and other derivative holdings except where the trading of such instruments is a fundamental attribute of our business;

•
unrealized gains (losses) from fair value adjustments on real estate securities, including CMBS and other securities, interest rate swaps and other derivatives not deemed hedges and foreign exchange holdings;

•	unrealized gains (losses) from the consolidation from, or deconsolidation to, equity accounting;

•	adjustments related to contingent purchase price obligations; and

•	adjustments for consolidated and unconsolidated partnerships and joint ventures calculated to reflect MFFO on the same basis as above.
Certain of the above adjustments are also made to reconcile net income (loss) to net cash provided by (used in) operating activities, such as for the amortization of a premium and accretion of a discount on debt and securities investments, amortization of fees, any unrealized gains (losses) on derivatives, securities or other investments, as well as other adjustments.
MFFO excludes non-recurring impairment of real estate-related investments. We assess the credit quality of our investments and adequacy of reserves/impairment on a quarterly basis, or more frequently as necessary. Significant judgment is required in this analysis. With respect to debt investments, we consider the estimated net recoverable value of the loan as well as other factors, including but not limited to the fair value of any collateral, the amount and the status of any senior debt, the prospects for the borrower and the competitive situation of the region where the borrower does business. Fair value is typically estimated based on discounting expected future cash flow of the underlying collateral taking into consideration the discount rate, capitalization rate, occupancy, creditworthiness of major tenants and many other factors. This requires significant judgment and because it is based on projections of future economic events, which are inherently subjective, the amount ultimately realized may differ materially from the carrying value as of the balance sheet date. If the estimated fair value of the underlying collateral for the debt investment is less than its net carrying value, a loan loss reserve is recorded with a corresponding charge to provision for loan losses. With respect to a real estate investment, a property’s value is considered impaired if our estimate of the aggregate future undiscounted cash flow to be generated by the property is less than the carrying value of the property. The value of our investments may be impaired and their carrying values may not be recoverable due to our limited life. Investors should note that while impairment charges are excluded from the calculation of MFFO, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flow and the relatively limited term of a non-traded REIT’s anticipated operations, it could be difficult to recover any impairment charges through operational net revenues or cash flow prior to any liquidity event.

We believe that MFFO is a useful non-GAAP measure for non-traded REITs. It is helpful to management and stockholders in assessing our future operating performance once our organization and offering and acquisition and development stages are complete, because it eliminates from net income non-cash fair value adjustments on our real estate securities and acquisition fees and expenses that are incurred as part of our investment activities. However, MFFO may not be a useful measure of our operating performance or as a comparable measure to other typical non-traded REITs if we do not continue to operate in a similar manner to other non-traded REITs, including if we were to extend our acquisition and development stage or if we determined not to pursue an exit strategy.
However, MFFO does have certain limitations. For instance, the effect of any amortization or accretion on debt investments originated or acquired at a premium or discount, respectively, is not reported in MFFO. In addition, realized gains (losses) from acquisitions and dispositions and other adjustments listed above are not reported in MFFO, even though such realized gains (losses) and other adjustments could affect our operating performance and cash available for distribution. Stockholders should note that any cash gains generated from the sale of investments would generally be used to fund new investments. Any mark-to-market or fair value adjustments may be based on many factors, including current operational or individual property issues or general market or overall industry conditions.
Neither FFO nor MFFO is equivalent to net income (loss) or cash flow provided by operating activities determined in accordance with U.S. GAAP and should not be construed to be more relevant or accurate than the U.S. GAAP methodology in evaluating our operating performance. Neither FFO nor MFFO is necessarily indicative of cash flow available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Furthermore, neither FFO nor MFFO should be considered as an alternative to net income (loss) as an indicator of our operating performance.
The following table presents a reconciliation of FFO and MFFO to net income (loss) attributable to common stockholders (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Funds from operations:
Net income (loss) attributable to NorthStar Real Estate Income II, Inc. common stockholders	$2,056	$837	$(691)	$1,272
Adjustments:
Depreciation and amortization	1,913	—	2,125	—
Depreciation and amortization related to non-controlling interests	(16)	—	—	—
Funds from operations	$3,953	$837	$1,434	$1,272

Modified funds from operations:
Funds from operations	$3,953	$837	$1,434	$1,272
Adjustments:
Amortization of premiums, discounts and fees on investments and borrowings, net	548	123	1,168	262
Acquisition fees and transaction costs on investments	2,025	—	10,752	—
Straight-line rental (income) loss	(252)	—	(271)	—
Adjustments related to non-controlling interests	(44)	—	(44)	—
Deferred tax (benefit) expense	23	—	168	—
Modified funds from operations	$6,253	$960	$13,207	$1,534

Distributions Declared and Paid
We generally pay distributions on a monthly basis based on daily record dates. From the commencement of our operations on September 18, 2013 through September 30, 2015, we paid distributions at an annualized distribution amount of $0.70 per share of our common stock. Distributions are generally paid to stockholders on the first business day of the month following the month for which the distribution has accrued.

The following table presents distributions declared for the nine months ended September 30, 2015 and for the year ended December 31, 2014 (dollars in thousands):

	Nine Months Ended September 30, 2015		Year Ended December 31, 2014
Distributions (1)
Cash	$15,251		$5,545
DRP	13,863		4,772
Total	$29,114		$10,317

Sources of Distributions (1)
Funds from Operations (2)	$1,434	5%	$3,183	31%

Offering Proceeds - Distribution support	817	3%	1,071	10%
Offering proceeds	26,863	92%	6,063	59%
Total	$29,114	100%	$10,317	100%

Cash Flow Provided by (Used in) Operations	$5,241		$2,129
________________________________________________

(1)	Represents distributions declared for such period, even though such distributions are actually paid to stockholders the month following such period.

(2)
For the period from the date of our first investment on September 18, 2013 through September 30, 2015, we declared $39.6 million in distributions, of which 12% was paid from FFO, 83% was paid from offering proceeds and 5% was paid from distribution support proceeds. Cumulative FFO for the period from September 18, 2013 through September 30, 2015 was $4.6 million.

Distributions in excess of our cash flow provided by operations were paid using Offering proceeds, including from the purchase of additional shares by NorthStar Realty. Over the long-term, we expect that our distributions will be paid entirely from cash flow provided by operations. However, our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including our ability to raise and invest capital at favorable yields, the financial performance of our investments in the current real estate and financial environment, the type and mix of our investments and accounting of our investments in accordance with U.S. GAAP. Future distributions declared and paid may exceed cash flow provided by operations. To the extent distributions are paid from sources other than FFO, the ownership interest of our public stockholders will be diluted.
As of November 10, 2015, our portfolio generated a 11.3% current yield on invested equity before expenses and excluding uninvested cash. There is no assurance we will realize the expected returns on invested equity over the term of these investments. Our actual return on invested equity could vary significantly from our expectations.
Item 3. Quantitative and Qualitative Disclosures About Market Risk
We are primarily subject to interest rate risk and credit risk. These risks are dependent on various factors beyond our control, including monetary and fiscal policies, domestic and international economic conditions and political considerations. Our market risk sensitive assets, liabilities and related derivative positions are held for investment and not for trading purposes.
Interest Rate Risk
We may be subject to interest rate changes as a result of long-term borrowings used to acquire real estate equity investments and may also be exposed to changes in net interest income of our real estate debt investments, which is the difference between the income earned and the interest expense incurred in connection with our borrowings and derivatives.
Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings, prepayment penalties and cash flows and to lower overall borrowing costs by borrowing primarily at fixed rates or variable rates with the lowest margins available and by evaluating hedging opportunities.
Our CRE debt and securities investments bear interest at either a floating or fixed-rate. The interest rate on our floating-rate assets is a fixed spread over an index such as LIBOR and typically reprices every 30 days based on LIBOR in effect at the time. Currently, most of our floating-rate CRE debt investments have a fixed minimum LIBOR rate that is in excess of current LIBOR. We will not benefit from an increase in LIBOR until it is in excess of the LIBOR floors. Given the frequent and periodic repricing of our floating-rate assets, changes in benchmark interest rates are unlikely to materially affect the value of our floating-rate portfolio. Changes in short-term rates will, however, affect income from our investments.

A change in interest rates could affect the value of our fixed-rate CRE debt and securities investments. For instance, an increase in interest rates would result in a higher required yield on investments, which would decrease the value on existing fixed-rate investments in order to adjust their yields to current market levels.
Our general financing strategy has focused on the use of “match-funded” structures. This means that we seek to align the maturities of our liabilities with the maturities on our assets as closely as possible in order to manage the risks of being forced to refinance our liabilities prior to the maturities of our assets. In addition, we seek to match interest rates on our assets with like-kind borrowings, so fixed-rate investments are financed with fixed-rate borrowings and floating-rate assets are financed with floating-rate borrowings, directly or indirectly, through the use of interest rate swaps, caps and other financial instruments or through a combination of these strategies. We are subject to interest rate risk because, on certain investments, we maintain a net floating-rate asset position, and therefore our income will increase with increases in interest rates and decrease with declines in interest rates. As of September 30, 2015, 96.4% of our debt investments were floating rate investments and 64.7% of our total borrowings were floating rate liabilities. As of September 30, 2015, most of our floating-rate investments had LIBOR floors in excess of the current LIBOR rate, so a hypothetical 100 basis point increase in interest rates (including the effect of the interest rate floor) would increase income by $1.2 million annually.
Credit Spread Risk
The value of our fixed and floating-rate investments also changes with market credit spreads. This means that when market-demanded risk premium, or credit spread, increases, the value of our fixed and floating-rate assets decrease and vice versa. Fixed-rate assets are valued based on a market credit spread over the rate payable on fixed-rate U.S. Treasury of like maturity. This means that their value is dependent on the yield demanded on such assets by the market, based on their credit relative to U.S. Treasuries. The floating-rate CRE debt and securities investments are valued based on a market credit spread over the applicable LIBOR. Demand for a higher yield on investments results in higher or “wider” spread over the benchmark rate (usually the applicable U.S. Treasury yield) to value these assets. Under these conditions, the value of our portfolio should decrease. Conversely, if the spread used to value these assets were to decrease or “tighten,” the value of these assets should increase.
Credit Risk
Credit risk in our CRE debt and securities investments relates to each individual borrower’s ability to make required interest and principal payments on scheduled due dates. We seek to manage credit risk through our Advisor’s comprehensive credit analysis prior to making an investment, actively monitoring our portfolio and the underlying credit quality, including subordination and diversification of our portfolio. Our analysis is based on a broad range of real estate, financial, economic and borrower-related factors which we believe are critical to the evaluation of credit risk inherent in a transaction. For the nine months ended September 30, 2015, three debt investments each contributed more than 10% of interest income.
We are subject to the credit risk of the borrower when we make CRE debt and securities investments. We undertake a rigorous credit evaluation of each borrower prior to making an investment. This analysis includes an extensive due diligence investigation of the borrower’s creditworthiness and business as well as an assessment of the strategic importance of the underlying real estate to the borrower’s core business operations.
Item 4. Controls and Procedures
Disclosure Controls and Procedures
As of the end of the period covered by this report, management conducted an evaluation, as required under Rules 13a-15(b) and 15d-15(b) under the Securities Exchange Act of 1934, as amended, or Exchange Act, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer of the effectiveness of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act).
Based on this evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that, as of the end of the period covered by this report, the Company’s disclosure controls and procedures are effective. Notwithstanding the foregoing, a control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that it will detect or uncover failures to disclose material information otherwise required to be set forth in the Company’s periodic reports.

Internal Control over Financial Reporting
Changes in Internal Control over Financial Reporting.
Except as set forth below, there have not been any changes in the Company’s internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the most recent fiscal quarter that materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.
We acquired real estate during the nine months ended September 30, 2015, including the Industrial Portfolio and the Office Portfolio. As these acquisitions occurred during the nine months ended September 30, 2015, the scope of our assessment of the effectiveness of certain controls and procedures do not include such real estate acquisitions. This exclusion is in accordance with the SEC’s general guidance that an assessment of recently acquired businesses may be omitted from our scope in the year of acquisition.

PART II. Other Information
Item 1. Legal Proceedings
We may be involved in various litigation matters arising in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, in the opinion of management, any legal proceedings are not expected to have a material adverse effect on our financial position or results of operations.
Item 1A. Risk Factors
There are no material changes from the risk factors previously disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 as filed with the SEC on March 20, 2015, except as noted below.
If we continue to pay distributions from sources other than our cash flow provided by operations, we will have less cash available for investments and stockholders’ overall return may be reduced.
Our organizational documents permit us to pay distributions from any source, including Offering proceeds, borrowings, our Advisor’s agreement to defer, reduce or waive fees (or accept, in lieu of cash, shares of our common stock) or sales of assets or we may make distributions in the form of taxable stock dividends. We have not established a limit on the amount of proceeds we may use to fund distributions. We have funded our cash distributions paid to date using net proceeds from our Offering and we may do so in the future. Until the proceeds from our Offering are fully invested, and otherwise during the course of our existence, we may not generate sufficient cash flow from operations to fund distributions. Distributions declared may be paid using proceeds from our Offering, including the purchase of additional shares by our Sponsor. For the nine months ended September 30, 2015, we declared distributions of $29.1 million compared to cash provided by operating activities of $5.2 million with $26.9 million, or 92% of the distributions declared during this period were paid using proceeds from our Offering, including the purchase of additional shares by NorthStar Realty. For the year ended December 31, 2014, we declared distributions of $10.3 million compared to cash provided by operating activities of $2.1 million with $7.1 million, or 69% of the distributions declared during this period were paid using proceeds from our Offering, including the purchase of additional shares by NorthStar Realty.
Pursuant to a Distribution Support Agreement, in certain circumstances where our cash distributions exceed our MFFO, our Sponsor agreed to purchase up to $10.0 million of shares of our common stock at $9.00 per share (which includes the $2.0 million of shares our Sponsor purchased by an affiliate of our Sponsor to satisfy the minimum offering amount) to provide additional cash to support distributions to stockholders and has, in fact, purchased 432,636 shares of our common stock as of September 30, 2015. The sale of these shares resulted in the dilution of the ownership interests of our public stockholders. Upon termination or expiration of our Distribution Support Agreement, we may not have sufficient cash available to pay distributions at the rate we had paid during preceding periods or at all. If we pay distributions from sources other than our cash flow provided by operations, we will have less cash available for investments, we may have to reduce our distribution rate, our book value may be negatively impacted and stockholders’ overall return may be reduced.
Item 2. Use of Proceeds from Registered Securities
On May 6, 2013, our registration statement on Form S-11 (File No. 333-185640), covering our Offering of up to 165,789,474 shares of common stock, of which up to 150,000,000 shares of common stock would be offered pursuant to our Primary Offering and up to 15,789,474 shares of common stock would be offered pursuant to our DRP, was declared effective under Securities Act of 1933, as amended, or the Securities Act. We commenced our Offering on the same date and retained our Dealer Manager to serve as our dealer manager of our Offering. We are offering up to 150,000,000 shares pursuant to our primary offering, or our Primary Offering, to the public. Our shares of common stock may be offered in any combination of the two classes of shares of our common stock: Class A shares and Class T shares. The offering price for the shares in the primary offering is $10.00 per Class A share and $9.45 per Class T share. We are also offering up to $150,000,000 in any combination of Class A shares and Class T shares pursuant to our distribution reinvestment plan, or DRP, at a purchase price of $9.50 per Class A share and $9.10 per Class T share. Please see “Recent Developments — Reclassification of Shares and Related Amendments”. In March 2015, our board of directors determined to extend the Offering for one year to May 2016.

As of September 30, 2015, we sold the following shares of common stock and raised the following gross proceeds in connection with our Offering (dollars and shares in thousands):

	Shares	Proceeds
Primary Offering	75,734	$755,359
DRP	1,749	16,619
Total	77,483	$771,978
From the commencement of our Offering through September 30, 2015, we incurred $51.2 million in selling commissions, $22.6 million in dealer manager fees and $8.1 million in other offering costs in connection with the issuance and distribution of our registered securities and $60.3 million of these costs have been reallowed to third parties.
From the commencement of our Offering through September 30, 2015, the net proceeds to us from our Offering, after deducting the total expenses incurred described above, were $690.1 million. From the commencement of our Offering through September 30, 2015, we used proceeds of $304.2 million to acquire and originate real estate debt investments, $192.0 million to purchase real estate equity investments and $12.7 million to pay our Advisor and Prior Advisor acquisition fees.
Purchases of Equity Securities by the Issuer and Affiliated Purchasers
We adopted our Share Repurchase Program effective May 6, 2013, which enables stockholders to sell their shares to us in limited circumstances. We may not repurchase shares unless a stockholder has held shares for at least one year. However, we may repurchase shares held for less than one year in connection with a stockholder’s death or qualifying disability. We are not obligated to repurchase shares under our Share Repurchase Program. We fund repurchase requests received during a quarter with proceeds set aside for that purpose which are not expected to exceed proceeds received from our DRP. However, to the extent that the aggregate DRP proceeds are not sufficient to fund repurchase requests, our board of directors may, in its sole discretion, choose to use other sources of funds. Our board of directors may, in its sole discretion, amend, suspend or terminate our Share Repurchase Program at any time provided that any amendment that adversely affects the rights or obligations of a participant (as determined in the sole discretion of our board of directors) will only take effect only upon ten days’ prior written notice except that changes in the number of shares that can be repurchased during any calendar year will take effect only upon ten business days’ prior written notice. In addition, our Share Repurchase Program will terminate in the event a secondary market develops for our shares or until our shares are listed on a national exchange or included for quotation in a national securities market.
For the three months ended September 30, 2015, we repurchased shares of our common stock as follows:

Period	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plan or Program	Maximum Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plan or Program
July 1 to July 31	78,942	$9.89	78,942	(1)
August 1 to August 31	—	—	—	(1)
September 1 to September 30	—	—	—	(1)
Total	78,942	$9.89	78,942
________________________

(1)
Subject to funds being available, we will limit the number of shares of our common stock repurchased during any calendar year to 5.0% of the weighted average number of shares of our common stock outstanding during the prior calendar year; provided however, shares of our common stock subject to a repurchase requested upon the death of a stockholder will not be subject to this cap.

As of September 30, 2015, we had no unfulfilled repurchase requests.

Item 5. Other
Determination of Estimated Value Per Share and Revised Offering Prices
Overview
On November 10, 2015, upon the recommendation of the audit committee (the “Audit Committee”) of the board of directors (the “Board”) of NorthStar Real Estate Income II, Inc. (“NorthStar Income II”), the Board, including all of its independent directors, approved a revised offering price of $10.1672 per Class A share (the “Class A Offering Price”) and $9.6068 per Class T share (the “Class T Offering Price” and, collectively with the Class A Offering Price, the “Revised Offering Prices”) for shares sold in NorthStar Income II’s ongoing $1.65 billion initial public offering of common stock (the “Offering”), consisting of $1.5 billion in Class A and Class T shares of common stock in its primary offering and $150 million in Class A shares and Class T shares of common stock pursuant to its distribution reinvestment plan (the “DRP”). The Revised Offering Prices will take effect on November 16, 2015. Accordingly, any subscriptions for Class A and Class T shares of common stock received and funded after November 15, 2015 will be purchased at the revised offering prices. In addition, effective November 16, 2015, shares sold pursuant to the DRP will be sold at $9.79 per Class A share and $9.25 per Class T share.
In connection with the establishment of the Revised Offering Prices, on November 10, 2015, the Board, including all of its independent directors, approved and established an estimated value per share of NorthStar Income II’s Class A and Class T common stock of $9.05. The estimated value per share is based upon the estimated value of NorthStar Income II’s assets less the estimated value of NorthStar Income II’s liabilities as of September 30, 2015 (the “Valuation Date”), divided by the number of shares of NorthStar Income II’s common stock outstanding as of the Valuation Date. The information used to generate the estimated value per share, including market information, investment- and property-level data and other information provided by third parties, was the most recent information practically available as of the Valuation Date.
Estimated Value Per Share
The estimated value per share was calculated with the assistance of NorthStar Income II’s external advisor, NSAM J-NSII Ltd (the “Advisor”) and Robert A. Stanger & Co., Inc. (“Stanger”), an experienced third-party independent valuation and consulting firm engaged by NorthStar Income II to assist with the valuation of NorthStar Income II’s assets and liabilities. The Audit Committee recommended and the Board established the estimated value per share based upon the analyses and reports provided by the Advisor and Stanger. The process for estimating the value of NorthStar Income II’s assets and liabilities was performed in accordance with the provisions of the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs. NorthStar Income II believes that the valuation was developed in a manner reasonably designed to ensure its reliability. Unless NorthStar Income II is required to do so earlier, it is currently anticipated that NorthStar Income II’s next estimated value per share will be based upon its assets and liabilities as of December 31, 2016 and that such value will be included in its 2016 Annual Report on Form 10-K. The engagement of Stanger was approved by the Board, including all of its independent directors. Stanger has extensive experience in conducting asset valuations, including of commercial real estate (“CRE”) debt, properties and real estate-related securities.
Process and Methodology
The Board, including all of its independent directors, approved the estimated value per share upon the recommendation of the Audit Committee, which is responsible for the oversight of NorthStar Income II’s valuation process. In arriving at its recommendation, the Audit Committee relied in part on valuation methodologies that the Advisor, Stanger and the Board believe are standard and acceptable in the real estate and non-traded real estate investment trust (“REIT”) industries for the types of assets and liabilities held by NorthStar Income II. On November 10, 2015, Stanger delivered to the Audit Committee its report regarding the valuation of NorthStar Income II’s assets and liabilities, including NorthStar Income II’s 15 CRE debt investments (the “CRE Debt Investments”), two CRE property investments comprised of 24 individual properties (the “CRE Properties”) and two portfolios of real estate private equity funds interests (the “PE Investments”), as further described below.
Valuation of Commercial Real Estate Debt Investments
The estimated value of the CRE Debt Investments was established by performing a comparable market interest rate analysis for each investment. Stanger evaluated the estimated value for each CRE Debt Investment by applying a discounted cash flow (“DCF”) analysis over the projected term of the investment, taking into account prepayment options available to each borrower. The cash flow estimates used in the DCF analysis were based on the investment’s contractual agreement and corresponding interest and principal cash flow. The expected cash flow was then discounted at an interest rate that Stanger estimated a current market participant would require for instruments with similar collateral and duration assuming an orderly market environment, taking into account, for example, remaining loan term, loan-to-value ratio, collateral type, debt service coverage, security position and other factors deemed relevant. In estimating the market interest rate for each CRE Debt Investment, Stanger reviewed the most recent third-party appraised value of the collateral underlying each CRE Debt Investment, as well as loan reserve balances held by NorthStar Income II. Stanger observed that the value of the underlying collateral for all of the CRE Debt Investments exceeded the applicable loan balance outstanding as of the Valuation Date and all third-party appraisals were completed within 12 months of the Valuation Date. The range of discount rates used by Stanger to estimate the value of the CRE Debt Investments was approximately 4.2% to 6.2% and the weighted average discount rate was approximately 5.0%.
Valuation of Commercial Real Estate Properties
To estimate the value of the CRE Properties, Stanger reviewed and utilized recently conducted third-party appraisal reports performed in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. In reviewing the recent third-party appraisals for the purpose of determining each CRE Property’s value, Stanger utilized all information that it deemed relevant, including information from the Advisor and its own data sources, including a review of capitalization rates observed in the markets where the CRE Properties are located, recent material leasing activity at the CRE Properties and other factors. The third-party appraisals of the CRE Properties primarily relied upon an income approach to value, utilizing a DCF method or a combined DCF and direct capitalization method, which Stanger believes are appropriate methodologies for valuing assets similar to those owned by NorthStar Income II. Discount and capitalization rates were selected by the appraisers by taking into account, among other factors, prevailing discount and capitalization rates in the commercial property sector as deemed appropriate for each property. The range of discount rates used to estimate the value of the CRE Properties was 6.3% to 7.2% and the weighted average discount rate was approximately 7.1%. The range of direct and terminal capitalization rates used to estimate the value of the CRE Properties was 6.5% to 6.8% and the weighted average capitalization rate was approximately 6.6%. As applicable, Stanger adjusted the estimated property value for NorthStar Income II’s allocable ownership interest in the CRE Properties to account for the interests of any third-party investment partners, including contractual distribution waterfalls. Each property appraisal utilized in Stanger’s valuation report was certified by an appraiser with an MAI designation and licensed in the state in which the CRE Properties were located.
Valuation of Private Equity Fund Limited Partnership Interests
To estimate the value of NorthStar Income II’s PE Investments, Stanger utilized the aggregate reported net asset value of the underlying fund interests as of June 30, 2015, the most recent quarterly financial information as reported by each of the underlying fund managers (the “PE Investment NAV”). The individual net asset values reported by each fund manager take into account the specific structures set forth in the governing documents for each fund.
Valuation of Commercial Real Estate Liabilities
Stanger estimated the fair value of NorthStar Income II’s real estate-related liabilities by discounting the stream of expected interest and principal payments for each liability by an interest rate that Stanger estimated a current market participant would require for instruments with similar collateral and duration assuming an orderly market environment, taking into account factors such as remaining loan term, loan-to-value ratio, collateral type, debt service coverage, security position and other factors deemed relevant.
Cash, Other Assets and Other Liabilities
The fair value of NorthStar Income II’s cash, other assets and other liabilities was estimated by the Advisor to approximate carrying value as of the Valuation Date.
Estimated Net Asset Value Per Share
Based on the above valuations and estimates and subject to the assumptions and limiting conditions contained in its report, Stanger estimated the net asset value per fully diluted common share outstanding of NorthStar Income II as of the Valuation Date to be $9.05 per share.

The table below sets forth the calculation of NorthStar Income II’s estimated value per share as of the Valuation Date and Revised Offering Prices ($ in thousands, except per share values):

	Estimated Value	Estimated Value per Share
CRE Debt Investments	$671,974	$8.69
CRE Properties	492,300	6.37
PE Investments	63,348	0.82
Cash and other assets	249,214	3.22
Total Liabilities and non-controlling interests	(776,823)	(10.05)
Total estimated value as of September 30, 2015	$700,013	$9.05

Shares outstanding (in thousands)	77,338

Revised Offering Prices (effective on November 16, 2015)	Class A Shares	Class T Shares
Estimated net asset value per share	$9.05	$9.05
Estimated enterprise value	None assumed
Estimated offering costs and expenses	1.12	0.56
Revised Offering Prices (rounded to the nearest whole cent)	$10.17	$9.61
The estimated value per share and the Revised Offering Prices approved by the Audit Committee and the Board do not reflect NorthStar Income II’s “enterprise value,” which may include a premium or discount for:

•	the large size of NorthStar Income II’s portfolio, as some buyers may pay more for a portfolio compared to prices for individual investments;

•
the characteristics of NorthStar Income II’s working capital, leverage, credit facilities and other financial structures where some buyers may ascribe different values based on synergies, cost savings or other attributes;

•	disposition and other expenses that would be necessary to realize the value;

•	the services being provided by personnel of the Advisor under the advisory agreement and NorthStar Income II’s potential ability to secure the services of a management team on a long-term basis; or

•	the potential difference in per share value if NorthStar Income II were to list its shares of common stock on a national securities exchange.
On November 10, 2015, Stanger delivered its final valuation report to the Audit Committee. The Audit Committee was given an opportunity to confer with the Advisor and Stanger regarding the methodologies and assumptions used therein and determined to recommend to the Board the estimated value per share of NorthStar Income II’s common stock.
The Board is responsible for the establishment of the estimated value per share of NorthStar Income II’s common stock. In arriving at its determination of the estimated value per share, the Board considered all information provided in light of its own familiarity with NorthStar Income II’s assets and unanimously approved the estimated value recommended by the Audit Committee.
In the aggregate, the estimated value of NorthStar Income II’s CRE Debt Investments, CRE Properties and PE Investments of $1.2 billion represents an approximate 5.1% increase in value over NorthStar Income II’s carrying value for such investments as of the Valuation Date.

Sensitivity Analysis
Changes to the key assumptions used to arrive at the Revised Offering Prices, including the overall capitalization rate and discount rate used to value the CRE Debt Investments, CRE Properties and PE Investments would have a significant impact on the underlying value of NorthStar Income II’s assets. The following chart presents the impact on NorthStar Income II’s estimated net asset value per share resulting from a 5.0% adjustment to the discount rates and capitalization rates applied to estimate the value of the CRE Debt Investments and CRE Properties, as well as a 5.0% change in the estimated aggregate value of the PE Investments.

	Range of Value
	Low	Midpoint	High
Estimated Net Asset Value Per Share	$8.73	$9.05	$9.42
Weighted Average Discount Rate (CRE Debt Investments)	5.3%	5.0%	4.8%
Weighted Average Discount Rate (CRE Properties)	7.5%	7.1%	6.8%
Weighted Average Capitalization Rate (CRE Properties)	7.0%	6.6%	6.3%
Assumed Value of PE Investments	95%	100%	105%
Limitations and Risks
As with any valuation methodology, the methodologies used to determine NorthStar Income II’s estimated value per share and Revised Offering Prices are based upon a number of estimates and assumptions that may prove later to be inaccurate or incomplete. Further, different market participants using different assumptions and estimates could derive different estimated values. The differences between NorthStar Income II’s offering prices and actual value per share will fluctuate depending on the actual value of NorthStar Income II’s assets per share at any given point in time.
Although the Board relied on estimated values of NorthStar Income II’s assets and liabilities and estimates of offering costs and other expenses in establishing the Revised Offering Prices, the Revised Offering Prices may bear no relationship to NorthStar Income II’s book or asset value. In addition, the Revised Offering Prices may not represent the prices at which shares of NorthStar Income II’s common stock would trade on a national securities exchange, the amount realized in a sale, merger or liquidation of NorthStar Income II or the amount a stockholder would realize in a private sale of shares. The Audit Committee and Board considered an estimated value of NorthStar Income II’s assets and liabilities as of a specific date and such value is expected to fluctuate over time in response to future events, including but not limited to, changes to commercial real estate values, changes in market interest rates for commercial real estate debt investments, changes in capitalization rates, rental and growth rates, changes in laws or regulations impacting the commercial real estate industry, demographic changes, returns on competing investments, changes in administrative expenses and other costs, the amount of distributions on NorthStar Income II’s common stock, repurchases of NorthStar Income II’s common stock, changes in the number of shares of NorthStar Income II’s common stock outstanding, the proceeds obtained for any common stock transactions, local and national economic factors and the factors specified in Part I, Item 1A of NorthStar Income II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as in NorthStar Income II’s other filings with the SEC. There is no assurance that the methodologies used to establish the Revised Offering Prices would be acceptable to FINRA or in compliance with Employee Retirement Income Security Act guidelines with respect to their reporting requirements.
Revised Offering Prices
Upon the Advisor’s review of Stanger’s valuation report, and in light of other factors considered by the Advisor, including the Advisor’s extensive knowledge of NorthStar Income II’s assets and liabilities, the Advisor recommended to the Audit Committee that it recommend that the Board adopt $10.1672 as the new Class A Offering Price and $9.6068 as the new Class T Offering Price, inclusive of offering costs and expenses. The Audit Committee was given an opportunity to confer with the Advisor and Stanger regarding the methodologies and assumptions used and determined to recommend to the Board the Revised Offering Prices for the Offering. In arriving at its determination of the Revised Offering Prices, the Board considered all information provided in light of its own familiarity with NorthStar Income II’s assets and approved the Revised Offering Prices recommended by the Audit Committee.
The Board determined the Revised Offering Prices by taking the $9.05 estimated value per share and adding the per share up-front selling commissions, dealer manager fees and estimated organization and offering expenses to be paid with respect to Class A and Class T shares, respectively, such that after the payment of such commissions, fees and expenses, the net proceeds to NorthStar Income II will be the same for both Class A and Class T shares. The new Class A Offering Price and Class T Offering Price will take effect on November 16, 2015.

Distribution Reinvestment Plan
Pursuant to NorthStar Income II’s DRP, effective November 10, 2015, distributions may be reinvested in shares of NorthStar Income II’s common stock at a price of $9.79 per Class A share and $9.25 per Class T share, which is approximately 96.25% of the Revised Offering Prices. Prior to the determination of the estimated value per share, the DRP offering price was $9.50 per Class A share and $9.10 per Class T share, which was 95% and approximately 96.25% of the most recent public offering prices for the Class A and Class T shares, respectively.

Item 6.    Exhibits

Exhibit Number	Description of Exhibit
3.1
Articles of Amendment and Restatement of NorthStar Real Estate Income II, Inc. (filed as Exhibit 3.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-11 (File No. 333-185640) filed with the SEC on May 2, 2013, and incorporated herein by reference)

3.2
Amended and Restated Bylaws of NorthStar Real Estate Income II, Inc. (filed as Exhibit 3.2 to Post-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (File No. 333-185640) filed with the SEC on April 18, 2014, and incorporated herein by reference)

3.3
Articles of Amendment of NorthStar Real Estate Income II, Inc., dated October 7, 2015 (filed as Exhibit 3.3 to Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 11 to the Company’s Registration Statement on Form S-11 (File No. 333-185640) filed with the SEC on October 9, 2015 and incorporated herein by reference)

3.4
Articles Supplementary of NorthStar Real Estate Income II, Inc., dated October 7, 2015 (filed as Exhibit 3.4 to Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 11 to the Company’s Registration Statement on Form S-11 (File No. 333-185640) filed with the SEC on October 9, 2015 and incorporated herein by reference)

4.1
Form of Subscription Agreement (included as Appendix B to Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 11 to the Company’s Registration Statement on Form S-11 (File No. 333-185640) filed with the SEC on October 9, 2015 and incorporated herein by reference)

4.2
Distribution Reinvestment Plan (included as Appendix C to Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 11 to the Company’s Registration Statement on Form S-11 (File No. 333-185640) filed with the SEC on October 9, 2015 and incorporated herein by reference)

10.1
Purchase and Sale Agreement, dated as of July 24, 2015, by and between Teachers Insurance and Annuity Association of America and Steel Manager NT-II, LLC (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 30, 2015 and incorporated herein by reference)

10.2*	Second Amended and Restated Distribution Support Agreement
10.3*	Amended and Restated Limited Partnership Agreement of NorthStar Real Estate Income Operating Partnership II, LP
10.4*
Amendment to Selected Dealer Agreement, dated as of October 23, 2015, by and among NorthStar Real Estate Income II, Inc., Ameriprise Financial Services, Inc., NorthStar Asset Management Group Inc., NSAM J-NSII Ltd, and NorthStar Securities, LLC

31.1*	Certification by the Chief Executive Officer pursuant to 17 CFR 240.13a-14(a)/15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification by the Chief Financial Officer pursuant to 17 CFR 240.13a-14(a)/15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1*
Certification by the Chief Executive Officer pursuant to Rule 13a-14(b) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2*
Certification by the Chief Financial Officer pursuant to Rule 13a-14(b) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101*
The following materials from the NorthStar Real Estate Income II, Inc. Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, formatted in XBRL (eXtensible Business Reporting Language): (i) Consolidated Balance Sheets as of September 30, 2015 (unaudited) and December 31, 2014; (ii) Consolidated Statements of Operations (unaudited) for the three months and nine months ended September 30, 2015 and 2014; (iii) Consolidated Statements of Comprehensive Income (Loss) (unaudited) for the three and nine months ended September 30, 2015 and 2014; (iv) Consolidated Statements of Equity for the nine months ended September 30, 2015 (unaudited) and year ended December 31, 2014; (v) Consolidated Statements of Cash Flows (unaudited) for the nine months September 30, 2015 and 2014; and (vi) Notes to Consolidated Financial Statements (unaudited)

____________________________________________________________________________

*	Filed herewith

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NorthStar Real Estate Income II, Inc.
Date:	November 12, 2015	By:	/s/ DANIEL R. GILBERT
			Name:	Daniel R. Gilbert
			Title:	Chief Executive Officer and President

		By:	/s/ FRANK V. SARACINO
			Name:	Frank V. Saracino
			Title:	Chief Financial Officer and Treasurer